Exhibit 10.1

REVOLVING CREDIT AGREEMENT

by and among

ACI PORTFOLIO AGGREGATOR SPV LLC,
as Borrower

NATWEST MARKETS PLC,
as the Administrative Agent and the Letter of Credit Issuer

and

THE SEVERAL LENDERS
from time to time party hereto,

April 14, 2025

NATWEST MARKETS PLC,
as the Lead Arranger

TABLE OF CONTENTS
1.1.    Defined Terms
1.2.    Construction
1.3.    Accounting Terms
1.4.    UCC Terms.
1.5.    References to Agreement and Laws
1.6.    Times of Day
1.7.    Letter of Credit Amounts.
1.8.    Rates
1.9.    Divisions
SECTION 2    REVOLVING CREDIT LOANS AND LETTERS OF CREDIT.
2.1.    The Commitments
2.2.    Manner of Borrowing
2.3.    Minimum Loan Amounts
2.4.    Funding
2.5.    Interest
2.6.    Determination of Rate
2.8.    Use of Proceeds
2.9.    Fees
2.10.    Increase of the Maximum Commitment
2.11.    Extension of Stated Maturity Date
SECTION 3    PAYMENT OF OBLIGATIONS.
3.1.    Notes
3.2.    Payment of Obligations
3.3.    Payment of Interest
3.4.    Payments on the Obligations.
3.5.    Prepayments
3.6.    Reduction or Early Termination of Commitments
3.7.    Lending Office
3.8.    Subordination.
SECTION 4    TAXES; YIELD PROTECTION; ILLEGALITY
4.1.    Taxes
4.2.    Illegality
4.3.    Inability to Determine Rates
4.4.    Benchmark Replacement Setting
4.5.    Increased Cost and Capital Adequacy
4.6.    Funding Losses
4.7.    Requests for Compensation
4.8.    Survival
4.9.    Mitigation Obligations; Replacement of Lenders.
4.10.    Cash Collateral

SECTION 5    CONDITIONS PRECEDENT TO LENDING.
5.1.    Obligations of the Lenders
5.2.    Conditions to all Loans and Letters of Credit
SECTION 6    REPRESENTATIONS AND WARRANTIES OF THE BORROWER
6.1.    Organization and Good Standing
6.2.    Authorization and Power
6.3.    No Conflicts or Consents
6.4.    Enforceable Obligations
6.5.    Priority of Liens.
6.6.    Financial Condition
6.7.    Full Disclosure
6.8.    No Default
6.9.    No Litigation
6.10.    Material Adverse Effect
6.11.    Taxes
6.12.    Principal Office; Jurisdiction of Formation
6.13.    ERISA
6.14.    Compliance with Law
6.15.    Environmental Matters
6.16.    Fiscal Year
6.17.    Margin Stock
6.18.    Investment Company Status
6.19.    Sanctions
6.20.    Insider
6.21.    Affected Financial Institution
6.22.    Organizational Structure
6.23.    No Brokers
6.24.    Financial Condition
6.25.    Beneficial Ownership Certification
6.26.    Eligible Investments
SECTION 7    AFFIRMATIVE COVENANTS OF THE BORROWER
7.1.    Financial Statements, Reports and Notices
7.2.    Payment of Obligations
7.3.    Maintenance of Existence and Rights
7.4.    Operations and Properties
7.5.    Books and Records; Access
7.6.    Compliance with Law
7.7.    Insurance
7.8.    Authorizations and Approvals
7.9.    Maintenance of Liens
7.10.    Further Assurances
7.11.    Affected Financial Institution
7.12.    Taxes
7.13.    Compliance with Constituent Documents
7.14.    Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws
7.15.    Compliance with Sanctions
7.16.    Collection Account
7.17.    Independent Valuation

7.18.    Portfolio Investment Distributions
SECTION 8    NEGATIVE COVENANTS
8.1.    Borrower Information
8.2.    Mergers, Etc.
8.3.    Limitation on Liens; Negative Pledge
8.4.    Fiscal Year and Accounting Method
8.5.    Limitation on Dispositions
8.6.    Constituent Documents; Valuation Policy
8.7.    Limitation on Indebtedness
8.8.    ERISA Compliance
8.9.    Environmental Matters
8.10.    Limitations on Distributions
8.11.    Limitations of Use of Proceeds
8.12.    Transactions with Affiliates
8.13.    Limitation on Line of Business
8.14.    No Employees
8.15.    Cure Plan
8.16.    Collection Account
SECTION 9    EVENTS OF DEFAULT
9.1.    Events of Default
9.2.    Remedies Upon Event of Default
9.3.    Lender Offset
9.4.    Performance by the Administrative Agent
SECTION 10    AGENCY PROVISIONS
10.1.    Appointment and Authorization of the Administrative Agent
10.2.    Delegation of Duties
10.3.    Exculpatory Provisions
10.4.    Reliance on Communications
10.5.    Notice of Default
10.6.    Non-Reliance on Administrative Agent, Lead Arranger and Other Lenders
10.7.    Indemnification
10.8.    The Administrative Agent in its Individual Capacity
10.9.    Successor Administrative Agent
10.10.    Administrative Agent May File Proofs of Claim
10.11.    Credit Bidding
10.12.    No Other Duties
SECTION 11    MISCELLANEOUS
11.1.    Amendments
11.2.    Sharing of Offsets
11.3.    Sharing of Collateral
11.4.    Waiver
11.5.    Payment of Expenses; Indemnity
11.6.    Notice
11.7.    Governing Law; Jurisdiction; Etc.

11.8.    WAIVER OF JURY TRIAL
11.9.    Invalid Provisions
11.10.    Entirety
11.11.    Successors and Assigns; Participations
11.12.    All Powers Coupled with Interest
11.13.    Headings
11.14.    Survival
11.15.    Availability of Records; Confidentiality
11.16.    Customer Identification Notice
11.17.    Multiple Counterparts
11.18.    Term of Agreement
11.19.    Inconsistencies with Other Documents
11.20.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions
11.21.    No Advisory or Fiduciary Relationship
11.22.    Erroneous Payment
11.23.    Defaulting Lenders.

SCHEDULES
SCHEDULE I:    Borrower Information
SCHEDULE II:    Lender Commitments and Related Information
SCHEDULE III:    Borrower Organizational Structure
SCHEDULE IV     Portfolio Investments
EXHIBITS
EXHIBIT A:    Form of Note
EXHIBIT B:    Form of Pledge Agreement
EXHIBIT C:    Form of Request for Borrowing
EXHIBIT D:    Form of Lender Assignment and Assumption
EXHIBIT E:    Form of Responsible Officer’s Certificate
EXHIBIT F:     Form of Compliance Certificate
EXHIBIT G-1:    Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships)
EXHIBIT G-2:    Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Not Partnerships)
EXHIBIT G-3:    Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Partnerships)
EXHIBIT G-4:    Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Partnerships)
EXHIBIT H:    Form of Extension Request
EXHIBIT I:    Form of Facility Increase Request
EXHIBIT J:    Form of Request for Letter of Credit
EXHIBIT K:    Form of Account Pledge Agreement

REVOLVING CREDIT AGREEMENT
THIS REVOLVING CREDIT AGREEMENT, is dated as of April 14, 2025, by and among:
(i)    ACI PORTFOLIO AGGREGATOR SPV LLC, a Delaware limited liability company (the “Borrower”), as borrower;
(ii)    the banks and financial institutions from time to time party hereto as lenders (collectively, the “Lenders” and individually, each a “Lender”); and
(iii)    NATWEST MARKETS PLC (“NatWest”), as the Administrative Agent (as hereinafter defined) for the Secured Parties and the Letter of Credit Issuer (as hereinafter defined).
R E C I T A L S
A.    The Borrower has requested that the Lenders make loans and cause the issuance of letters of credit to the Borrower from time to time upon the request of the Borrower during the Availability Period to fund permitted fund activities as described further herein and pay fees and expenses in connection with the transactions contemplated herein, all subject to the terms, conditions and limitations herein.
B.    The Lenders are willing to make loans and cause the issuance of letters of credit upon the terms and subject to the conditions set forth in this Credit Agreement.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1    DEFINITIONS.
1.1.    Defined Terms. For the purposes of the Loan Documents, unless otherwise expressly defined, the following terms shall have the meanings assigned to them below:
“Account Bank” means U.S. Bank National Association or such other depositary bank as approved by the Administrative Agent in its reasonable discretion; provided that in each any such depositary bank has a rating for its long-term unsecured and non-credit-enhanced debt obligations of A- or higher by S&P or Fitch Ratings Ltd. or A3 or higher by Moody’s or a comparable rating from an internationally recognized credit rating agency.
“Account Pledge Agreement” means that certain Account Pledge Agreement, substantially in the form of Exhibit K hereto, made by the Borrower in favor of the Administrative Agent, pursuant to which the Borrower has granted to the Administrative Agent for the benefit of the Secured Parties a first-priority Lien (subject to Permitted Liens) on, security interest in, and pledge of its interests in the Collection Account and, to the extent established after the Closing Date, the Liquidity Account.
“Additional Independent Valuation” has the meaning provided in Section 7.17(c).
“Additional Independent Valuation Agent” has the meaning provided in Section 7.17(c).
“Administrative Agent” means NatWest, until the appointment of a successor “Administrative Agent” pursuant to Section 10.9 and, thereafter, shall mean such successor Administrative Agent.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” of any Person means any other Person that, at any time, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” and the correlative meanings of the terms “controlled by” and “under common control with” when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares, partnership interests, shareholder interests, membership interests or by contract or otherwise and shall, with respect to Lenders and the Administrative Agent, include a Subsidiary Undertaking (as defined in Section 1162 of the Companies Act of 2006).
“Agency Services Address” means the address for the Administrative Agent set forth in Section 11.6, or such other address as may be identified by written notice from the Administrative Agent to the Borrower and the Lenders from time to time.
“Agent-Related Person” has the meaning provided in Section 10.3.
“Aggregate Eligible Adjusted Net Asset Value” means, as of the earlier of (x) any date of determination, (y) a Responsible Officer of the Borrower obtaining knowledge of any change in the following calculation or (z) receipt of notice of any change in the following calculation by the Borrower from the Administrative Agent, the aggregate of (without double-counting):
(a)    the Aggregate Net Asset Value; provided that, on any date of determination on which there are five or more Eligible Investments, if any Portfolio Adjustment Condition is not satisfied at such time with respect to any Eligible Investments, the portion of the Aggregate Net Asset Value in respect of such applicable Eligible Investments shall be reduced, without duplication, such that the Portfolio Adjustment Conditions are satisfied after giving effect to such reductions; plus
(b)    all Secured Cash; plus
(c)    any equity contributions to a Person constituting an Eligible Investment by any Portfolio Group Entity following the date as of which the Net Asset Value of such Eligible Investment reflected in clause (a) was determined; minus
(d)    any Portfolio Investment Distributions (including, on a pro forma basis, any Portfolio Investment Distributions which have been announced but have not yet occurred) with respect to any Eligible Investments following the date as of which the Net Asset Value of such Eligible Investment reflected in clause (a) was determined; provided that, only such Portfolio Investment Distributions that reduce the value of such Portfolio Investment shall be subtracted under this clause (d).
“Aggregate Eligible Net Cash Flows” means, as of any date of determination, the sum of (a) Net Portfolio Investment Distributions that were paid into the Collection Account from all Eligible Investments during the most recently completed Reference Period; provided, that if, as of such date of determination, an Eligible Investment was purchased less than twelve (12) months prior thereto, (i) the 12-month base cash flow projections, reasonably determined, shall be annualized and utilized for calculation of such amount for the first (3) months after acquisition thereof and (ii) for each determination after such initial three (3) month period, until twelve (12) months of actual Net Portfolio Investment Distributions shall have been received, the Net Portfolio Investment Distributions paid into the Collection Account for such period and such Eligible Investment shall be annualized plus (b) the amount of the forward-looking 12-month base cash flow projections from such date, reasonably determined by the Borrower, for all amounts held in the Collateral Accounts not constituting Portfolio Investment Distributions.
“Aggregate Net Asset Value” means, as of any date of determination, the aggregate Net Asset Value of all Eligible Investments.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any of its Subsidiaries is located or doing business.
“Anti-Money Laundering Laws” means Applicable Law in any jurisdiction in which the Borrower or any of its Subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Margin” means (a) with respect to any SOFR Loan, 260 basis points (2.60%) per annum, (b) with respect to Base Rate Loans, 160 basis points (1.60%) per annum and (c) with respect to Letter of Credit fees, 260 basis points (2.60%) per annum.
“Ares Entity” means the Borrower, the Fund, any Investment Advisor, any fund managed or advised by any of the foregoing or (in each case) any of their respective Affiliates.
“Assignee” has the meaning provided in Section 11.11(b).
“Assignment and Assumption” means the agreement contemplated by Section 11.11(b), pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be substantially in the form of Exhibit D.
“Availability Period” means the period beginning on the Closing Date and ending on the date that is thirty (30) days prior to the Maturity Date.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Credit Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Credit Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.4(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the sum of (i) the Federal Funds Rate in effect on such day plus (ii) 0.50% and (b) the sum of (i) Term SOFR for a one (1) month Interest Period on such day plus (ii) 1.00% (provided that clause (b) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable). Any change in the Base Rate due to a change in the Federal Funds Rate or Term SOFR shall be effective as of the opening of business on the effective day of such change in the Federal Funds Rate or Term SOFR, respectively. Notwithstanding the foregoing, if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Credit Agreement.
“Base Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to the Base Rate.
“Base Rate Term SOFR Determination Day” is defined in the definition of “Term SOFR”.
“BDC” means a “business development company” within the meaning of the Investment Company Act of 1940.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided, that, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.4(a).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or a negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.4 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document pursuant to Section 4.4.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in a form as agreed to by the Administrative Agent.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Beneficiary” has the meaning provided in Section 11.11(a).

“Borrower” has the meanings provided in the introductory paragraph hereof.
“Borrower Party” has the meaning provided in Section 10.1(a).
“Borrowing” means a disbursement made by the Lenders of any of the proceeds of the Loans, and “Borrowings” means the plural thereof.
“Borrowing Date” means the date of each Borrowing.
“Business Day” means any day of the year except: a Saturday, Sunday or other day on which commercial banks in New York or London are authorized or required by Applicable Law to close.
“Capital Call Date” has the meaning provided in Section 3.5(b).
“Capital Lease” means any lease of any property by any Person or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a consolidated balance sheet of such Person and its Subsidiaries; provided, however, that for the avoidance of doubt, any lease that was accounted for, or would have been required to be accounted for, by any Person as an operating lease prior to the adoption of FASB ASC 842 and any similar lease entered into subsequent to the adoption of FASB ASC 842 by any Person may, in the sole discretion of such Person, be accounted for as an Operating Lease and not as a Capital Lease.
“Cash Collateral Account” means each deposit account held at the Administrative Agent or any such other account bank as agreed to by the Administrative Agent in its reasonable discretion for the purposes of holding Cash Collateral that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent and the Letter of Credit Issuer.
“Cash Collateralize” means to deposit in a Cash Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuer or the Lenders, as collateral for the Letter of Credit Liability or obligations of the Lenders to fund participations in respect of the Letter of Credit Liability, cash or deposit account balances, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Letter of Credit Issuer. “Cash Collateral” and “Cash Collateralized” shall have meanings correlative to the foregoing and shall include the proceeds of such Cash Collateral.
“Cash Control Event” means, on any date of determination, (a) a Potential Default with respect to Sections 9.1(a), (i) or (j) or an Event of Default has occurred and is continuing; (b) a Cash Sweep Event has occurred and is continuing; or (c) a mandatory prepayment is due and payable pursuant to Section 3.5(b).
“Cash Equivalents” means (a) securities with maturities of twelve (12) months or less from the date of acquisition or acceptance which are issued or fully guaranteed or insured by the United States, or any agency or instrumentality thereof, (b) bankers’ acceptances, certificates of deposit and eurodollar time deposits with maturities of nine (9) months or less from the date of acquisition and overnight bank deposits, in each case, of any Lender or of any international or national commercial bank with commercial paper rated, on the day of such purchase, at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and (c) commercial paper or any other short term, liquid investment having a rating, on the date of purchase, of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and that matures or resets not more than nine (9) months after the date of acquisition.
“Cash Sweep Event” means any of a Curable Cash Sweep Event or a Non-Curable Cash Sweep Event, as the context requires.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” shall occur if (a) the sole investment manager of the Borrower or the Fund ceases to be the Investment Advisor, Ares Management Corporation or any Affiliate of Ares Management Corporation; (b) Ares Management Corporation or any Affiliate of Ares Management Corporation ceases to control and be the sole owner, directly or indirectly, of the Investment Advisor or (c) the Borrower ceases to be wholly and directly owned and controlled by the Fund.
“Closing Date” means the later of (a) the date hereof and (b) the date on which all of the conditions precedent set forth in Section 5.1 shall have been satisfied or waived by the Lenders in writing.
“Closing Date Fee Letter” has the meaning provided in the definition of “Fee Letter”.
“Collateral” means all of the collateral security for the Obligations pledged or granted to, or purported to be pledged or granted to, the Administrative Agent pursuant to the Collateral Documents, including without limitation, the Borrower’s rights, title and interest in the Pledged Equity, the Collection Account and, to the extent established after the Closing Date, the Liquidity Account.
“Collateral Accounts” means, collectively, the Collection Account and, to the extent established after the Closing Date, the Liquidity Account.
“Collateral Documents” means the Pledge Agreement, the Account Pledge Agreement and each Control Agreement delivered in accordance with the terms of this Credit Agreement and the Account Pledge Agreement.
“Collection Account” means the deposit account no. 152326979241 maintained by the Borrower with the Account Bank into which all proceeds received by the Borrower from its Portfolio Investments whether from realization, redemption, or interest shall be paid.
“Collection Account Control Agreement” means the control agreement with respect to the Collection Account, among the Borrower, the Administrative Agent and the Account Bank.
“Commitment” means, as to any Lender, the amount set forth on Schedule II hereto under the caption “Commitment”, or on its respective Assignment and Assumption, as the same may be reduced from time to time by the Borrower pursuant to Section 3.6 or by further assignment by such Lender pursuant to Section 11.11(b).
“Compliance Certificate” has the meaning provided in Section 7.1(b).
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.4 and other technical, administrative or operational matters) that the Administrative Agent determines with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) that the adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent with the Borrower determines with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Constituent Documents” means, for any Person, its constituent or organizational documents and any governmental or other filings related thereto, including: (a) in the case of any limited partnership, exempted limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, exempted limited partnership agreement, joint venture agreement, articles of association or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or jurisdiction of its formation; (b) in the case of any limited liability company, the articles of formation, limited liability company agreement and/or operating agreement for such Person; and (c) in the case of a corporation or an exempted company, the certificate or articles of incorporation or association, the memorandum and articles of association or the bylaws (as applicable) for such Person, in each such case as it may be restated, modified, amended or supplemented from time to time in accordance with the terms hereof.
“Consultation Period” has the meaning provided in Section 3.5(b).
“Control” means, with respect to any Person, the direct or indirect power (whether by way of ownership of shares, proxy, contract or otherwise) to: (a) cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of such Person, (b) as applicable, appoint or remove all, or the majority, of the managers or other equivalent officers of such Person, or (c) give directions with respect to the operating, management and financial policies of such Person, which the directors, managers or other equivalent officers of such Person are obligated to follow.
“Control Agreements” means, collectively, Collection Account Control Agreement and the Liquidity Account Control Agreement.
“Controlled Group” means: (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code), in each case of which the Borrower is a member.
“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.2(f) or Section 4 of one Type of Loan into another Type of Loan.
“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1.1 forms a part.
“Credit Facility” means the credit and letter of credit facility provided to the Borrower by the Lenders under the terms and conditions of this Credit Agreement and the other Loan Documents
“Curable Cash Sweep Event” shall occur if, on any Determination Date, calculated on a pro forma basis:
(a)     the Loan to Adjusted NAV Ratio is greater than twenty percent (20%); or
(b)    the Look-Through LTV Ratio is greater than sixty-five (65%); or

(c)    (i) the Loan to Adjusted NAV Ratio is greater than seven and one-half percent (7.5%) and (ii) the Net Cash Flow Ratio is greater than three hundred percent (300%);
“Cure Plan” means a plan, in form and substance satisfactory to the Administrative Agent in its sole discretion (not to be unreasonably withheld), prepared by the Borrower in connection with the occurrence of a Relevant Event, which plan outlines the proposed steps to be taken by the Borrower (which may include, without limitation, any planned capital raise, receipt of expected Net Portfolio Investment Distributions or other operational cash flows, Disposition of Portfolio Investment(s), recapitalization of Portfolio Investment(s) or refinancing of this Credit Facility) to ensure that any prepayment required in connection with a Relevant Event is paid as soon practicable in accordance with Section 3.5(b).
“Cure Plan Period” has the meaning provided in Section 3.5(b).
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, winding-up, dissolution, striking-off or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default Rate” means (a) with respect to any past due amounts on any Loan including any interest due on such Loan, the interest rate and Applicable Margin applicable to such Loan plus two percent (2%) and (b) with respect to any other past due amounts under this Credit Agreement or any other Loan Document, the interest rate and Applicable Margin then in effect for Base Rate Loans plus two percent (2%).
“Defaulting Lender” means, subject to Section 11.23(b) and Section 4.9(b), any Lender that (a) has failed to (i) fund all or any portion of the Loans or participations in the Letter of Credit Liability required to be funded by it hereunder within two (2) Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Letter of Credit Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Letter of Credit Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) of this definition, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 11.23(b) and

Section 4.9(b)) upon delivery of written notice of such determination to the Borrower, the Letter of Credit Issuer and each other Lender.
“Determination Date” means the each of the following dates:
(a)    any date on which a Compliance Certificate is delivered (or which should have been delivered) to the Administrative Agent in accordance with Section 7.1(b);
(b)    any date on which any new Portfolio Investment is acquired, directly or indirectly, by the Borrower following the Closing Date;
(c)    any date on which an Investment Exclusion Event has occurred;
(d)    in the event Aggregate Eligible Adjusted Net Asset Value has declined more than 10% since the immediately preceding Determination Date, the date of such occurrence;
(e)    after the occurrence and during the continuance of a Cash Sweep Event, any date on which Portfolio Investment Distributions are received by the Borrower;
(f)    if the value of any Eligible Investment has been disputed in accordance with Section 7.17, the date on which the relevant Independent Valuation (and, if applicable, Additional Independent Valuation) has been received by the Administrative Agent;
(g)    unless the applicable Distribution was indicated as accrued in the Compliance Certificate most recently delivered to the Administrative Agent, the date any Distribution is declared;
(h)    the date of Disposition of any Eligible Investment; and
(i)    any other date, as determined by the Administrative Agent in its reasonable discretion.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of equity interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Lender” means: (a) (i) any competitor in respect of the core activities of any Ares Entity, or any person whose principal business is substantially similar to the core activities of any Ares Entity (a “Primary Competitor”); (ii) any person that owns or controls (in either case, directly or indirectly), or is an Affiliate of, a Primary Competitor or any of its Affiliates (a “Competitor Shareholder”), in each case other than (A) any Lender as of the Closing Date, (B) (without prejudice to clause (b) below) any bona fide debt fund that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit that has customary information screens between it and any such Competitor Shareholder and where such Competitor Shareholder does not make investment decisions for such debt fund; or (C) (without prejudice to clause (b) below) any commercial or investment bank whose principal business or a material activity of whom is providing, arranging, underwriting, or investing in, trading in, or managing debt or investing in, trading in, or managing debt obligations in the primary and secondary market and which is managed separately from the business of any Primary Competitor or Competitor Shareholder; provided that such commercial or investment bank has customary information screens between it and any Primary Competitor or Competitor Shareholder and where no Primary Competitor or Competitor Shareholder receives any confidential information; (b) any person whose principal investment strategy is investing in distressed debt or the pursuance of loan-to-own strategies (or who has an Affiliate with such principal investment strategy, unless that first person is a bona fide debt fund that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit that has customary information screens between it and any such Affiliate and where such Affiliate does not make investment decisions for such debt fund or receive any confidential information); or (c) any person separately identified in writing by the Borrower to the

Administrative Agent prior to the Closing Date and any of Affiliates thereof that are identifiable as such by name, as may be further supplemented or updated in writing from time to time upon reasonable request with the consent of the Administrative Agent, such consent not to be unreasonably withheld.
“Distribution” has the meaning provided in Section 8.10.
“Dollars” and the sign “$” mean the lawful currency of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.11(b)(iii) and 11.11(b)(v) (subject to such consents, if any, as may be required under Section 11.11(b)(iii)).
“Eligible Investment” means, (x) at any time when there are fewer than five (5) Eligible Investments, any Portfolio Investment that has approved in writing by the Administrative Agent in its sole discretion, and (y) at any time when there are five (5) or more Eligible Investments, any Permitted Investment that is either (i) wholly beneficially owned and controlled, directly or indirectly, by the Borrower or (ii) otherwise, as approved by the Administrative Agent in its reasonable discretion, and satisfies the following criteria (failure to satisfy any of the following criteria at any time, upon the earlier of (a) a Responsible Officer of the Borrower obtaining knowledge of such occurrence after reasonable inquiry or (b) receipt of notice thereof by the Borrower from the Administrative Agent, subject to the last sentence of this definition, an “Investment Exclusion Event”):
(a)    such Portfolio Investment is not a Sanctioned Entity;
(b)    no Portfolio Group Entity directly or indirectly owning such Portfolio Investment or Person constituting such Portfolio Investment (i) is subject to any action under Debtor Relief Laws, (ii) is in default in respect of any payment obligations or other material obligations (including, for the avoidance of doubt, compliance with financial covenants) of any such Person relating to such investment or any material asset-level debt facility relating to such investment or (iii) has received any acceleration or similar notice in respect of any material asset-level debt facility relating to such investment;
(c)    the Borrower has instructed that all Portfolio Investment Distributions with respect to such Portfolio Investment be paid into the Collection Account;
(d)    the Net Asset Value of such Portfolio Investment has not declined more than 45% since (i) the Closing Date, for Portfolio Investments owned on the Closing Date and (ii) from the date of acquisition thereof, for Portfolio Investments acquired following the Closing Date;
(e)    no Portfolio Group Entity directly or indirectly owning such Portfolio Investment or Person constituting such Portfolio Investment is in violation of its Constituent Documents; provided that such violation, to the extent such violation is susceptible to cure, has continued uncured for five (5) Business Days or more;

(f)    no change has occurred in the business, assets, operations, or condition (financial or otherwise) of such Portfolio Investment, which, in the reasonable judgment of the Administrative Agent, could reasonably be expected to result in a material adverse effect on the ability of the applicable Portfolio Group Entity directly or indirectly owning such Portfolio Investment or Person constituting such Portfolio Investment to declare or pay distributions to the Borrower (other than, for the avoidance of doubt, any asset-level financing or other contractual arrangements entered into in the ordinary course of managing such Portfolio Investment);
(g)    such Portfolio Investment does not have material fossil fuel exposure; provided, that if such Portfolio Investment does have any material fossil fuel exposure, such Portfolio Investment may be an Eligible Investment subject to the Administrative Agent’s reasonable consent on the basis of ESG due diligence if such Portfolio Investment is consistent with the Administrative Agent’s ESG policies;
(h)    not more than 25% of the gross asset value of such Portfolio Investment is being operated from outside of the United States;
(i)    at least 50% of the contracted cashflows of such Portfolio Investment (tested on the basis of the initial 8 years after the (i) Closing Date, for Portfolio Investments owned on the Closing Date or (ii) from the date of acquisition thereof, for Portfolio Investments acquired following the Closing Date) are from an Investment Grade entity;
(j)    (i) the asset operator for such Portfolio Investment in renewable energy shall have experience of at least three (3) years in the aggregate operating renewable energy assets of at least 750 MW (a Person with such experience, a “Qualified Operator”) or (ii) the Portfolio Investment shall have engaged such a Qualified Operator; and
(k)    except as disclosed to the Administrative Agent in writing as of the Closing Date, the exercise of remedies by the Administrative Agent or any Lender pursuant to this Credit Agreement or any other Loan Document would not violate the Person constituting such Portfolio Investment’s Constituent Documents.
Notwithstanding the foregoing, with the written consent of the Administrative Agent, any Portfolio Investment the value of which has been previously excluded due to the occurrence of an Investment Exclusion Event may be again included as an Eligible Investment so long as no Investment Exclusion Event is continuing with respect to such Portfolio Investment.
Any Eligible Investments to which a creditor has recourse in connection with any Indebtedness incurred by the Borrower or any Portfolio Group Entity (other than the Obligations under this Credit Agreement), or in relation to which any such Indebtedness is incurred, shall be considered a single Eligible Investment for purposes of determining the number of Eligible Investments hereunder.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials, as the same now exist or may be changed, amended or come into effect in the future.
“Environmental Liability” means any claim, demand, liability (including strict liability) obligation, accusation or cause of action, or any order, violation, loss, damage (including, without limitation, to any Person, property or natural resources and including consequential damages), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, cleanup, restoration or any other cost or expense whatsoever (including reasonable fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories) and disbursements in connection with any Environmental Claims, violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien.
“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.
“Erroneous Payment” has the meaning specified in Section 11.22(a).
“Erroneous Payment Subrogation Rights” has the meaning specified in Section 11.22(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning provided in Section 9.1.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.9(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(g) and (d) any Taxes imposed under FATCA.
“Extension Effective Date” is defined in Section 2.11(b).
“Extension of Credit” means, as to any Lender at any time (a) the Principal Obligations or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.
“Extension Period” is defined in Section 2.11(a).
“Extension Request” means the notice in the form of Exhibit H pursuant to which the Borrower requests an extension of the Stated Maturity Date in accordance with Section 2.11.
“Facility” means the Commitments and all Extensions of Credit thereunder.
“Facility Increase” has the meaning provided in Section 2.10.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Fee Letter” means (i) that certain Arrangement Fee Letter, dated as of the date hereof, between the Administrative Agent and the Borrower (the “Closing Date Fee Letter”) and (ii) each other fee letter entered into from time to time by the Borrower and the Administrative Agent or the Lead Arranger.
“Filings” means UCC financing statements, UCC financing statement amendments, UCC financing statement terminations.
“Financial Instrument Obligations” means, collectively, interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.
“Floor” means a rate of interest equal to zero percent (0%).
“Foreign Lender” means a Lender that is not a U.S. Person.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Letter of Credit Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Liability other than the Letter of Credit Liability as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in an amount not less than the Minimum Collateral Amount in accordance with the terms hereof.
“Fund” means Ares Core Infrastructure Fund, a Delaware statutory trust.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory or self-regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guaranty Obligations” means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (in this definition, the “primary credit party”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital, solvency, or any other balance sheet, income statement or other financial statement condition or liquidity of the primary credit party so as to enable the primary credit party to pay such Indebtedness, (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness, or (e) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, in each case primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness or other financial obligation against loss, provided that Guaranty Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranty Obligation) or, if not stated or determinable, the maximum reasonably anticipated potential liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Hazardous Material” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (d) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind held by such Person; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (f) all Guaranty Obligations of such Person in respect of Indebtedness of others; (g) all payment obligations of such Person under: (i) a Capital Lease; and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; (h) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof, including; (i) all net obligations of such Person in respect of or under Financial Instrument Obligation; (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and instruments of a like nature or of such Person in respect of bankers’ acceptances; and (k) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture or similar entity for which such Person is legally obligated unless made non-recourse to such Person by written agreement reasonably satisfactory to the Lender.
“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning provided in Section 11.5(b).
“Independent Valuation” has the meaning provided in Section 7.17(c).
“Independent Valuation Agent” has the meaning provided in Section 7.17(c).
“Ineligible Transferee” means, so long as the Borrower has not consented to such transfer, (a) any natural Person, (b) any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person and (c) any Disqualified Lender. “Ineligible Transferee” shall exclude any Person that the Borrower has designated as no longer being an Ineligible Transferee by written notice delivered to the Administrative Agent from time to time.
“Interest Payment Date” means: (a) with respect to any SOFR Loan, five (5) Business Days after the last Business Day of the applicable Interest Period therefor; (b) with respect to any Base Rate Loan, five (5) Business Days after the last Business Day of each month; (c) the date of any prepayment of any Loan made hereunder, as to the amount prepaid; and (d) the Maturity Date.
“Interest Period” means, (a) initially the period commencing on (and including) the date of the initial funding of such Loan or the Conversion thereof to a SOFR Loan and ending on (but excluding) (x) solely for purposes of making a calculation of a Base Rate pursuant to clause (b) of the definition of “Base Rate”, one (1) month thereafter or (y) otherwise, the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (in each case, subject to the availability thereof), as specified in the applicable Request for Borrowing, in each case following the date of such initial funding or Conversion and (b) thereafter, each period commencing on (and including) the date of expiration of the immediately preceding Interest Period and ending on (but excluding) (x) solely for purposes of making a calculation of a Base Rate pursuant to clause (b) of the definition of “Base Rate”, one (1) month thereafter or (y) otherwise, the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (in each case, subject to the availability thereof), in accordance with Section 2.2(e), in each case following the date of expiration of the immediately preceding Interest Period; provided that:

(i)    any Interest Period with respect to any Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided further that if interest in respect of such Interest Period is computed by reference to Term SOFR and such Interest Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the next preceding Business Day;
(ii)    if interest in respect of such Interest Period is computed by reference to Term SOFR, and such Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    in the case of any Interest Period for any Loan which commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on (and include) the Maturity Date and the duration of each Interest Period which commences on or after the Maturity Date shall be of such duration as shall be selected by the applicable Lender in its sole discretion.
“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.
“Investment Advisor” means Ares Capital Management II LLC.
“Investment Exclusion Event” has the meaning provided in the definition of “Eligible Investment”.
“Investment Grade” means, with respect to any Person, (a) the long term senior unsecured non-credit enhanced credit rating or shadow rating of which is BBB- or higher by S&P, Baa3 or higher by Moody’s or BBB- or higher by Fitch; provided, that if more than one of the foregoing ratings is available, the lowest rating shall apply; provided, further, that any Person that has been provided with a letter of credit, guaranty or other customary credit support by another Person meeting the requirements of clause (a) hereof shall also be deemed “Investment Grade”.
“Investor” means any Person that is admitted to the Borrower as a limited partner in accordance with the applicable Constituent Documents of the Borrower.
“IRS” means the U.S. Internal Revenue Service.
“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.
“Issuance Date” has the meaning specified in Section 2.7(b).
“KYC Compliant” means any Person who has satisfied all requests for information from the Lenders for “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies demonstrating to such Lenders’ satisfaction (it being understood that the funding of the Loans by such Lender on Closing Date shall conclusively demonstrate such satisfaction) that such Lender would not become non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Lender, including any information required to be obtained by a Lender pursuant to the Beneficial Ownership Regulation.
“Lead Arranger” means NatWest.
“Lender” and “Lenders” have the meanings provided in the introductory paragraph hereof.
“Lender Party” has the meaning provided in Section 10.1(a).

“Lending Office” means, as to any Lender, the office or offices of such Lender (or an Affiliate of such Lender) described as such in such Lender’s Administrative Questionnaire delivered to the Administrative Agent, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means any letter of credit issued by the Letter of Credit Issuer pursuant to Section 2.8 either as originally issued or as the same may, from time to time, be amended or otherwise modified or extended.
“Letter of Credit Application” means an application, in the form specified by the Letter of Credit Issuer from time to time, requesting the Letter of Credit Issuer issue a Letter of Credit.
“Letter of Credit Issuer” means NatWest or any Affiliate thereof.
“Letter of Credit Liability” means, at any time of determination, the aggregate amount of the undrawn stated amount of all outstanding Letters of Credit plus the amount drawn under Letters of Credit for which the Letter of Credit Issuer and the Lenders, or any one or more of them, have not yet received payment or reimbursement (in the form of a conversion of such liability to Loans, or otherwise) as required pursuant to Section 2.8.
“Letter of Credit Sublimit” means, at any time, an amount equal to ten percent (10%) of the Maximum Commitment at such time. For the avoidance of doubt, the Letter of Credit Sublimit is a part of, and not in addition to, the Maximum Commitment.
“Lien” means any lien, mortgage, security interest, charge, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute, law, contract, or otherwise.
“Liquidity Account” means an account that is held by the Borrower as part of its liquidity management strategy, holding (i) cash and Cash Equivalents, and (ii) such other liquid investments as approved by the Administrative Agent in its reasonable discretion in consultation with the Borrower; provided, that such account shall only be considered a Liquidity Account hereunder to the extent the Liquidity Account Control Agreement is effective and, to the extent such account holds anything other than cash and Cash Equivalents, such account is approved by the Administrative Agent in its reasonable discretion.
“Liquidity Account Control Agreement” means the control agreement with respect to the Liquidity Account, to the extent established after the Closing Date, among the Borrower, the Administrative Agent and the Account Bank.
“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each of the Collateral Documents, each Letter of Credit Application, each Letter of Credit, each Fee Letter and such other agreements and documents that are designated by the Borrower and the Administrative Agent as “Loan Documents”, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification that are designated by the Borrower and the Administrative Agent as “Loan Documents”.
“Loans” has the meaning provided in Section 2.1(a).
“Loan to Adjusted NAV Ratio” means, as of any date of determination, the ratio (expressed as a percentage) of (a) the Principal Obligations to (b) the Aggregate Eligible Adjusted Net Asset Value.
“Look-Through LTV Ratio” means, as of any date of determination, the ratio (expressed as a percentage) of (a) the sum of (i) the Principal Obligations plus (ii) the aggregate amount of any Indebtedness incurred (including any margin call received under any derivative agreement, hedging agreement or other securities contract) in relation to an Eligible Investment by the Borrower or any Portfolio Group Entity (other than the Principal Obligations) plus (iii) the aggregate amount of mortgage or other Indebtedness of any entity constituting a Portfolio Investment (for the avoidance of doubt, to the extent allocable to the Borrower’s direct or indirect ownership share therein) to (b) the sum of (i) the aggregate gross asset value of all Portfolio Investments (for the avoidance of doubt, to the extent allocable to the Borrower’s direct or indirect ownership share therein), plus (ii) all Secured Cash.
“Margin Stock” has the meaning assigned thereto in Regulation U.
“Material Adverse Effect” means a material adverse effect on: (a) the assets, operations, properties, liabilities (actual or contingent), condition (financial or otherwise), or business of the Borrower; (b) the ability of the Borrower to perform its obligations under this Credit Agreement or any of the other Loan Documents; or (c) the validity or enforceability of this Credit Agreement, any of the other Loan Documents, or the rights and remedies of the Secured Parties hereunder or thereunder taken as a whole.
“Material Amendment” has the meaning provided in Section 8.6.
“Material Event of Default” means any Event of Default pursuant to Sections 9.1(a), (c) (in respect of any failure to preserve and maintain existence pursuant to Section 7.3), (d) (in respect of any failure to comply with Section 8.15), (e), (g), (i), (j), (o), (r), or (s).
“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which the Administrative Agent declares the Obligations due and payable after the occurrence of an Event of Default; and (c) the date on which the Loans have been repaid or prepaid in full, the Commitment has been terminated and no Obligations (other than contingent obligations not then due and payable) remain outstanding.
“Maximum Commitment” means $50,000,000, as may be increased from time to time by the Borrower pursuant to Section 2.10 or as reduced from time to time pursuant to Section 3.6.
“Maximum Rate” has the meaning provided in Section 2.5(d).
“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to, (a) in the case of a Defaulting Lender, 103% of the Fronting Exposure of the Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time, and (b) with respect to other obligations of the Borrower to Cash Collateralize Letters of Credit hereunder, 103 % of the entire Letter of Credit Liability as of such time required to be Cash Collateralized.
“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Asset Value” means, as of any date of determination, with respect to any Eligible Investment, the aggregate of (without double-counting):
(a)    the lower of (i) the aggregate net asset value of such Eligible Investment as reported in the Compliance Certificate most recently delivered (or which should have been delivered) to the Administrative Agent in accordance with Section 7.1(b) and (ii) if the value of such Eligible Investment has been disputed in accordance with Section 7.17, (A) if an Additional Independent Valuation Agent has not been selected in accordance with Section 7.17, the aggregate net asset value of such Eligible Investment as reported in the Independent Valuation most recently delivered by the Independent Valuation Agent or (B) if an Additional Independent Valuation Agent has been selected in accordance with Section 7.17, the aggregate net asset value of such Eligible Investment calculated by averaging (x) the value reported in the Independent Valuation most recently delivered by the Independent Valuation Agent and (y) the value reported in the Additional Independent Valuation most recently delivered by the Additional Independent Valuation Agent; provided that if an Independent Valuation Agent or Additional Independent Valuation Agent reports the value of any Eligible Investments as a range of values, the median value of such range shall be used for purposes of this clause (a); provided further that, if the value of such Eligible Investment has previously been disputed in accordance with Section 7.17, the Borrower and the Administrative Agent may agree on an aggregate net asset value for such Eligible Investment, in which case such value shall be used for purposes of this clause (a); plus
(b)    if such Eligible Investment was acquired by the Borrower or the Portfolio Group Entities following the date referred to in paragraph (a)(i) above, the acquisition cost of such Eligible Investment; minus
(c)    if such Eligible Investment was Disposed of, in whole or in part, by the Borrower following the date referred to in paragraph (a)(i) above, the net asset value of such Eligible Investment (or such portion of such Eligible Investment) so Disposed of;
provided, that for the purposes of the calculation of “net asset value” of any Eligible Investment in the definition of “Net Asset Value” above, any Indebtedness incurred (including any margin call received under any derivative agreement, hedging agreement or other securities contract) in relation to such Eligible Investment by the Borrower or any Portfolio Group Entity (other than the Obligations under this Credit Agreement) shall be taken into account in such calculation.
“Net Cash Flow Ratio” means, as of any date of determination, the ratio (expressed as a percentage) of (a) the Principal Obligations to (b) the Aggregate Eligible Net Cash Flows.
“Net Portfolio Investment Distributions” means (a) all Portfolio Investment Distributions less (b) (i) any amounts reserved for customary taxes, (ii) any amounts required to pay fees and expenses, including management fees, not to exceed $5,000,000 in any calendar year and (iii) any contractually committed amounts which are due and payable in good faith.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.1 and (b) has been approved by the Required Lenders.
“Non-Curable Cash Sweep Event” shall occur if, on any Determination Date, calculated on a pro forma basis:
(a)    the Aggregate Eligible Adjusted Net Asset Value falls below (a) $250,000,000 within twelve (12) months of the Closing Date; or (b) $400,000,000 thereafter; or
(b)    the Borrower receives aggregate redemption requests from Investors for two (2) consecutive quarters which, net of new capital, exceeds 20% of Aggregate Net Asset Value.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Financed Portfolio Investment” means any investment that is not an Eligible Investment solely as a result of (i) the failure to satisfy the criteria in clauses (g), (h), (i) or (j) of the definition thereof, or (ii) at any time when there are fewer than five (5) Eligible Investments, the Administrative Agent declining to approve such investment as an Eligible Investment in its sole discretion. Any such Non-Financed Portfolio Investment may be an investment owned by the Fund or owned by the Borrower, in the Borrower’s sole discretion. For the avoidance of doubt, an investment shall not constitute a Non-Financed Portfolio Investment solely as a result of such investment not being owned directly or indirectly by the Borrower if it does not qualify as such pursuant to the first sentence in this definition.
“Notes” means the promissory notes provided for in Section 3.1, and all promissory notes delivered in substitution or exchange therefor, as such notes may be amended, restated, reissued, extended or modified; and “Note” means any one of the Notes.
“Obligations” means all present and future indebtedness, obligations, and liabilities of the Borrower to the Lenders and other Secured Parties, and all renewals and extensions thereof (including, without limitation, the Loans or Letters of Credit), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes, and all interest accruing thereon, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations and liabilities of the Borrower to the Lenders and other Secured Parties evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof. Without limiting the foregoing, the Obligations include any Erroneous Payment Subrogation Rights.
“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease; provided, however, that for the avoidance of doubt, any lease that was accounted for, or would have been required to be accounted for, by any Person as an operating lease prior to the adoption of FASB ASC 842 and any similar lease entered into subsequent to the adoption of FASB ASC 842 by any Person may, in the sole discretion of such Person, be accounted for as an Operating Lease and not as a Capital Lease.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Indebtedness” means, without duplication, any Indebtedness of the Borrower, any Portfolio Group Entity, any entity constituting an Eligible Investment or any of their respective Subsidiaries (other than the Obligations under this Credit Agreement), which Indebtedness (i) is not included in the calculation of Net Asset Value for any Eligible Investment and (ii) has recourse to any Eligible Investment; provided that Other Indebtedness shall (x) include any contingent liabilities, such as equity commitment letters and guarantees permitted in the ordinary course of business (other than certain exclusions as agreed by the Administrative Agent and the Borrower from time to time) or margin call under any derivative agreement, hedging agreement, or other securities contract to the extent relating to or having recourse to any Eligible Investment, (y) include any cross-collateralized obligations of any Portfolio Investments that are not Eligible Investments that have recourse to an Eligible Investment through a wholly or partially shared collateral pool but shall (z) exclude customary guarantees with respect to tax equity structures (unless such guarantee has been called upon) and payment and bad acts guarantees or equity commitments posted under purchase agreements, LLC agreements or other documents (unless such guarantee has been called on).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.9(b)).
“Participant” has the meaning provided in Section 11.11(d).
“Participant Register” has the meaning provided in Section 11.11(e).

“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.
“Periodic Term SOFR Determination Day” is defined in the definition of “Term SOFR”.
“Permitted Investment” means any Portfolio Investment of the Borrower that is (i) permitted under the Borrower’s Constituent Documents, and (ii) in wind, solar, battery storage, natural gas power plant, liquid natural gas, transmission, fiber optic, renewable natural gas, cell towers or data centers.
“Permitted Liens” means (a) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction, banker’s Liens, rights of setoff or similar rights and remedies arising in the ordinary course of business as to deposit or securities accounts or other funds maintained with depositary institutions or arising as a matter of law to the extent permitted by a Control Agreement; (b) Liens for Taxes, levies, assessments and other governmental charges or levies that are: (i) not yet due or as to which the period of grace, if any, related thereto has not expired; or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP; and (c) Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents.
“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, company, limited liability company, exempted company, limited liability partnership, limited partnership, exempted limited partnership, nonprofit corporation, partnership, group, sector, sovereign government or agency, instrumentality, or political subdivision thereof, territory, or any similar entity or organization.
“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan (as such term is defined in Section 4001(a)(15) of ERISA) or Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.
“Plan Asset Regulations” means 29 C.F.R. §2510.3-101, et seq, as modified by Section 3(42) of ERISA.
“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulations.
“Pledge Agreement” means that certain Pledge Agreement, substantially in the form of Exhibit B hereto, made by the Fund in favor of the Administrative Agent, pursuant to which the Fund has granted to the Administrative Agent for the benefit of the Secured Parties a first-priority Lien (subject to Permitted Liens) on, security interest in, and pledge of its interests in the Pledged Equity.
“Pledged Equity” means all equity interests owned by the Fund in Borrower.
“Pledgor Retained Assets” means all of the following assets of the Fund: (a) all cash and Cash Equivalents, (b) all Equity Interests in the Borrower, (c) all capital call rights of the Fund and all capital contributions received by the Fund following the Closing Date, (d) any Non-Financed Portfolio Investments and the Equity Interests of any Person substantially all of whose assets consist of Non-Financed Portfolio Investments, (e) any investments in broadly syndicated loans and public bonds or other widely-traded bonds with observable market prices held for the purpose of the Fund’s liquidity management strategy, and (f) all proceeds of the foregoing.
“Portfolio Adjustment Conditions” means, as of any date of determination on which there are five or more Eligible Investments, that:

(a)    at all times, the percentage of Aggregate Net Asset Value attributable to the Eligible Investment with the greatest Net Asset Value shall be less than or equal to 30%;
(b)    at all times, the percentage of Aggregate Net Asset Value attributable to the three (3) Eligible Investments with the Greatest Net Asset Value, in aggregate, shall be less than or equal to 60%;
(c)    at all times, the percentage of Aggregate Net Asset Value attributable to all Eligible Investments, in aggregate, that are owned or controlled by a single equity sponsor shall be less than or equal to 30%
(d)    at all times, the percentage of Aggregate Net Asset Value attributable to all Eligible Investments with a loan to value ratio of greater than 75%, in aggregate, shall be less than or equal to 17.5%; and
(e)    at all times, the percentage of Aggregate Net Asset Value attributable to the Eligible Investments in sectors other than wind, solar and battery storage, in aggregate, shall be less than or equal to 40%.
“Portfolio Group Entities” means each direct or indirect Subsidiary of the Borrower that directly or indirectly owns any Portfolio Investment.
“Portfolio Investment” means (a) the investments of the Borrower set forth on Schedule IV hereto and (b) any new investments acquired by the Borrower following the Closing Date, in each case owned directly or indirectly by the Borrower.
“Portfolio Investment Distributions” means the proceeds of any Disposition of any Portfolio Investment or Portfolio Group Entity and any other dividends, interest payments, principal payments, liquidation proceeds, sale proceeds, assignment proceeds, participation proceeds, redemption proceeds and any other distributions or proceeds of any kind or nature (whether cash or payment-in-kind) in respect of any Portfolio Investment, in each case, received by the Borrower or a Portfolio Group Entity.
“Potential Default” means any condition, act or event which, with the giving of notice or lapse of time or both, would become an Event of Default.
“Principal Obligations” means, at any time of determination, the sum of (a) the aggregate outstanding principal amount of the Loans plus (b) the aggregate Letter of Credit Liability.
“Pro Rata Share” means, with respect to each Lender, the percentage obtained from the fraction: (a) (i) the numerator of which is the sum of the unused Commitment of such Lender and the outstanding principal amount of the Loans owed to such Lender; and (ii) the denominator of which is the aggregate unused Commitments of all Lenders and the outstanding principal amount of the aggregate Loans owed to all of the Lenders; or (b) in the event the Commitments of all Lenders have been terminated: (i) the numerator of which is the outstanding principal amount of the Loans owed to such Lender; and (ii) the denominator of which is the outstanding principal amount of the aggregate Loans owed to all of the Lenders; provided that initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule II (or a replacement Schedule II issued by Administrative Agent from time to time to the extent new Lenders become party hereto or the Commitments of Lenders change) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Proceedings” has the meaning provided in Section 6.9.
“Proposed Amendment” has the meaning provided in Section 8.6.
“Quarterly Financial Reporting Due Date” means the date sixty (60) days after the end of each fiscal quarter of the Borrower ended after the Closing Date.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Letter of Credit Issuer, as applicable.
“Reference Period” means, as of any date of determination, the twelve (12) month period ended as of the most recently completed fiscal quarter of the Borrower.
“Register” has the meaning provided in Section 11.11(c).
“Regulation D,” “Regulation T,” and “Regulation U” means Regulation D, T or U, as the case may be, of the Federal Reserve Board, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.
“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Letter of Credit Issuer pursuant to Section 2.8 for amounts drawn under Letters of Credit.
“Related Indemnitee” means, with respect to an Indemnitee, (a) any controlling person or controlled affiliate of such Indemnitee, (b) the respective directors, officers, partners or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, controlling person or such controlled affiliate; provided, that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the administration of the Credit Facility.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the indoor or outdoor environment, or into or out of any real property investment, including the movement of any Hazardous Material through or in indoor or outdoor the air, soil, surface water or groundwater of any real property investment.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Relevant Event” has the meaning provided in Section 3.5(b).
“Removal Effective Date” has the meaning provided in Section 10.9(a)(ii).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Request for Borrowing” has the meaning provided in Section 2.2(a).
“Request for Letter of Credit” has the meaning provided in Section 2.8(b).
“Required Lenders” means, at any time, the Lenders holding an aggregate Pro Rata Share of greater than fifty percent (50%). The Commitments of any Defaulting Lender shall be disregarded from both the numerator and the denominator in determining Required Lenders at any time.
“Resignation Effective Date” has the meaning provided in Section 10.9(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means: (a) in the case of a corporation or company, its president or any vice president or any director or any other officer or the equivalent thereof (other than a secretary or assistant secretary), and, in any case where two Responsible Officers are acting on behalf of such corporation, the second such Responsible Officer may be any secretary or assistant secretary or the equivalent thereof; (b) in the case of a limited partnership or an exempted limited partnership, any officer or director of its general partner or ultimate general partner, as the case may be, or any officer or director of an entity that has authority to act on behalf of such general partner, acting on behalf of the general partner in its capacity as general partner of such limited partnership; (c) in the case of a limited liability company, any officer of such limited liability company or any manager, director or managing member, or the individual acting on behalf of such manager or managing member, in its capacity as manager or managing member of such limited liability company, and (d) in the case of an exempted company, any director or any other duly authorized officer of such exempted company, or in each case any such other authorized officer or signatory who has the power to bind such corporation, limited partnership, exempted limited partnership, limited liability company, exempted company, or any other Person who has provided documentation evidencing such authority or any other party acceptable to the Administrative Agent.  Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Rollover” means the renewal of all or any part of any SOFR Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.2(e).
“Sanction” or “Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other Governmental Authorities with jurisdiction over the Borrower or its Subsidiaries.
“Sanctioned Entity” means any individual, entity, group, sector, territory or country that is the target of any Sanctions, including without limitation, any legal entity that is deemed to be a target of Sanctions based on the direct or indirect ownership or control of such entity by any other Sanctioned Entity.
“Secured Cash” means the aggregate amount of cash and Cash Equivalents on deposit in the Collection Account and, to the extent established after the Closing Date, the Liquidity Account.
“Secured Parties” means the Administrative Agent, the Lenders, the Letter of Credit Issuer and each Indemnitee.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.
“SOFR Illegality Event” has the meaning provided in Section 4.2.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (b) of the definition of “Base Rate”.
“Solvent” means, with respect to the Borrower, as of any date of determination, that as of such date:
(a)    the fair value of the assets of the Borrower are greater than the total amount of liabilities, including contingent liabilities, of the Borrower;
(b)    the fair value of the assets of the Borrower are not less than the amount that will be required to pay the probable liability of the Borrower on its debts as they become absolute and matured;
(c)    the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts or liabilities become absolute and matured; and
(d)    the Borrower is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which its assets would constitute unreasonably small capital.
For the purposes of this definition, the amount of contingent liabilities (such as litigation, guarantees, and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably expected to become an actual or matured liability and are determined as contingent liabilities in accordance with applicable federal and state laws governing determinations of insolvency.
“Stated Maturity Date”: means April 14, 2027, or if not a Business Day, the next succeeding Business Day, as such date may be extended pursuant to Section 2.11.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is, at any time, otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“S&P” means Standard & Poor’s Ratings Service, or any successor thereto.
“Target Loan to Adjusted NAV Ratio” means a Loan to Adjusted NAV Ratio equal to fifteen percent (15%).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor of three (3) months on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR

Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one (1) month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day, provided further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Event” means any wind-up, dissolution, liquidation, discontinuation or other termination of the activities of the Borrower, other than as specified in its Constituent Documents.
“Threshold Amount” means an amount equal to $5,000,000.
“Type of Loan” means a Base Rate Loan or a SOFR Loan.
“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state from time to time, which governs creation or perfection (and the effect thereof) of security interests in any Collateral.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unused Commitment Fee” has the meaning provided in Section 2.9(a).
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.1(g).
“Valuation Dispute Cause” has the meaning provided in Section 7.17.
“Valuation Dispute Discussion Period” has the meaning provided in Section 7.17(b).
“Valuation Dispute Notice” has the meaning provided in Section 7.17(a).
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2.    Construction. With reference to this Credit Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    all terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document;
(b)    the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;
(c)    whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;
(d)    the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
(e)    the word “will” shall be construed to have the same meaning and effect as the word “shall”;
(f)    the word “or” is not exclusive;
(g)    any reference herein to any Person shall be construed to include such Person’s successors and assigns;
(h)    the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof;
(i)    unless otherwise specified, all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Credit Agreement;
(j)    the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(k)    the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;
(l)    in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”;
(m)    once occurred, an Investment Exclusion Event is “continuing” if it has not been waived by the Administrative Agent;
(n)    a Potential Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived; and
(o)    section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.
1.3.    Accounting Terms. (a)  All accounting terms not specifically or completely defined herein or in any other Loan Document shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(a), except as otherwise specifically prescribed herein.
(b)    If at any time any change in GAAP would affect the computation of any covenant (including any mandatory prepayment) set forth in this Credit Agreement or any other Loan Document, the Borrower and the Administrative Agent shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended: (i) such covenant shall continue to be computed in accordance with the application of GAAP prior to such change and (ii) the Borrower shall provide to the Administrative Agent a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant made before and after giving effect to such change in GAAP.
1.4.    UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
1.5.    References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
1.6.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to times of day in New York, New York.
1.7.    Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount that is drawn, reimbursed and no longer available under such Letter of Credit).

1.8.    Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.9.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
Section 2    REVOLVING CREDIT LOANS AND LETTERS OF CREDIT.
2.1.    The Commitments.
(a)    Committed Amount. Subject to the terms and conditions herein set forth, each Lender severally agrees, on any Business Day during the Availability Period, (i) to extend to the Borrower a revolving line of credit and advance loans (each such advance a “Loan” and collectively, the “Loans”); and (ii) to participate in Letters of Credit issued by the Letter of Credit Issuer for the account of the Borrower, in each case in Dollars, as requested by the Borrower .
(b)    Limitation on Borrowings and Re-Borrowings.
(i)    No Lender shall be required to advance any Borrowing or cause the issuance of any Letter of Credit hereunder if:
(A)    after giving effect to such Borrowing or issuance of such Letter of Credit: (1) the aggregate Principal Obligations would exceed the Maximum Commitment, or (2) the Letter of Credit Liability would exceed the Letter of Credit Sublimit; or
(B)    the conditions precedent for such Borrowing or for the issuance of such Letter of Credit in Section 5.2 have not been satisfied.
2.2.    Manner of Borrowing.
(a)    Request for Borrowing. The Borrower shall give the Administrative Agent notice at the Agency Services Address of the requested Borrowing hereunder, which notice shall be by electronic mail or other written communication (a “Request for Borrowing”), in the form of Exhibit C, and which notice shall be delivered to the Administrative Agent at least three (3) U.S. Government Securities Business Days prior to the requested date of Borrowing. The Request for Borrowing must specify: (A) the amount of such requested Borrowing, (B) the interest rate and Interest Period that shall be applicable to such Loan, (C) the date of such Borrowing, which shall be a Business Day during the Availability Period; and (D) the date of such Borrowing, which shall be a Business Day during the Availability Period. No Request for Borrowing shall be valid hereunder for any purpose unless it shall have been accompanied or preceded by the information and other documents required to be delivered in accordance with this Section 2.2. Notwithstanding anything to the contrary contained herein, any notice requirement in this clause (a) may be waived by the Administrative Agent and the Lenders in their sole discretion.
(b)    Currency, Interest, Interest Period. Each Borrowing (i) shall be in Dollars, (ii) shall be a SOFR Loan, other than as required pursuant to Sections 4.2, 4.3 or 4.4(e) and (iii) shall have an Interest Period and Interest Payment Date as set forth in the definitions thereof.
(c)    Request for Borrowing Irrevocable. Each Request for Borrowing completed and signed by the Borrower in accordance with Section 2.2(a) shall be irrevocable and binding on the Borrower, and the Borrower shall indemnify each Lender against any cost, loss or expense incurred by such Lender, either directly or indirectly, as a result of any failure by the Borrower to complete such requested Borrowing, including any cost, loss or expense incurred by any Lender, either directly or indirectly by reason of the liquidation or reemployment of funds acquired by such Lender in order to fund such requested Borrowing. A certificate of such Lender setting forth the amount of any such cost, loss or expense, and the basis for the determination thereof and the calculation thereof, shall be delivered to the Borrower and shall, in the absence of a manifest error, be conclusive and binding.
(d)    Lender Funding Shall be Proportional. Each Lender shall make each requested Loan in accordance with its Pro Rata Share thereof.
(e)    Rollovers. Upon the termination of each Interest Period related to a SOFR Loan prior to the Maturity Date, such SOFR Loan (except for any portion thereof to be prepaid on the relevant Interest Payment Date in accordance with Section 3.5) shall automatically Rollover with Term SOFR with a one (1), three (3) or six (6) month Interest Period (as specified in the initial Request for Borrowing) as the interest rate and Interest Period with respect to such Loan.
(f)    Conversions. Except as set forth in Sections 4.2, 4.3 and 4.4(e), the SOFR Loans shall not be Converted to Base Rate Loans.
(g)    Tranches. Notwithstanding anything to the contrary contained herein, no more than fifteen (15) SOFR Loans may be outstanding hereunder at any one time during the Availability Period.
(h)    Administrative Agent Notification of the Lenders. The Administrative Agent shall promptly notify each Lender of the receipt of a Request for Borrowing, the amount of the requested Borrowing, the occurrence of each Rollover and such Lender’s Pro Rata Share thereof.
2.3.    Minimum Loan Amounts. Each SOFR Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000 (or such lesser amount as each Lender may agree in writing (with a copy to the Administrative Agent)).
2.4.    Funding.
(a)    Funding of Borrowings. Subject to the fulfillment of all applicable conditions set forth herein, each Lender shall make the proceeds of its Pro Rata Share of the Borrowing available to the Administrative Agent no later than 11:00 a.m. on the date specified in the Request for Borrowing as the Borrowing Date in immediately available funds, and, upon fulfillment of all applicable conditions set forth herein, the Administrative Agent shall disburse such proceeds in immediately available funds not later than 1:00 p.m. on the applicable Borrowing Date. If a Lender fails to make its Pro Rata Share of any requested Borrowing available to the Administrative Agent on the applicable Borrowing Date, then the Administrative Agent may recover the applicable amount on demand: (i) from such Lender, together with interest at the Federal Funds Rate for the period commencing on the date the amount was made available to the Borrower by the Administrative Agent and ending on (but excluding) the date the Administrative Agent recovers the amount from such Lender; or (ii) if such Lender fails to pay its amount upon the Administrative Agent’s demand, then from the Borrower, together with interest at a rate per annum equal to the rate applicable to the requested Borrowing for the period commencing on the applicable Borrowing Date, and ending on (but excluding) the date the Administrative Agent recovers the amount from the Borrower.
(b)    Obligations of Lenders Several. The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither the Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. The failure of any Lender to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder. Each Lender hereunder shall be liable to the Borrower only for the amount of its respective Commitment.
2.5.    Interest.
(a)    Interest Rate. Each Loan funded by the Lenders shall accrue interest at a rate per annum equal to: (i) with respect to SOFR Loans, Term SOFR plus the Applicable Margin for the applicable Interest Period and (ii) with respect to Base Rate Loans, the Base Rate in effect from day to day plus the Applicable Margin. At any time, each Loan shall have only one Interest Period and shall be a Base Rate Loan or a SOFR Loan. Notwithstanding anything to the contrary contained herein, in no event shall the interest rate hereunder exceed the Maximum Rate. If the interest rate applicable thereto under Section 2.5(a) would exceed the Maximum Rate in effect with respect to such Loan, the interest rate applicable to such Loan shall instead be deemed to be the Maximum Rate then in effect in accordance with Section 2.5(d) hereof.
(b)    Change in Rate; Past Due Amounts; Calculations of Interest. Each change in the rate of interest for any Borrowing consisting of Base Rate Loans shall become effective, without prior notice to the Borrower, automatically as of the opening of business of the Administrative Agent on the date of said change. Interest on the unpaid principal balance of (i) each SOFR Loan and Base Rate Loan bearing interest based off Term SOFR shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days and (ii) each Base Rate Loan (other than when the Base Rate is calculated based off Term SOFR) shall be calculated on the basis of the actual days elapsed in a year consisting of 365 or 366 days, as the case may be.
(c)    Default Rate. If any Event of Default has occurred and is continuing, any past-due amounts hereunder shall bear interest, after as well as before judgment, at a fluctuating interest rate per annum at all times equal to the Default Rate (to the fullest extent permitted by Applicable Law) and all such interest calculated at the Default Rate shall be due and payable upon the demand of the Administrative Agent.
(d)    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

2.6.    Determination of Rate. The Administrative Agent shall determine each interest rate applicable to the SOFR Loans and Base Rate Loans hereunder. The Administrative Agent shall, upon request, give notice to the Borrower and to the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive and binding in the absence of manifest error.
2.7.    Letters of Credit.
(a)    Letter of Credit Commitment. Subject to the terms and conditions hereof, on any Business Day during the Availability Period, the Letter of Credit Issuer shall issue such Letters of Credit in Dollars and in such aggregate face amounts as the Borrower may request; provided that: (i) on the date of issuance, the Letter of Credit Liability (after giving effect to the issuance of any such Letter of Credit) will not exceed the lesser of: (A) the remainder of: (1) the Maximum Commitment as of such date minus (2) Principal Obligations as of such date and (B) the Letter of Credit Sublimit; (ii) each Letter of Credit shall be in a minimum amount of $1,000,000; (iii) the expiry date of the Letter of Credit shall not be later than the earlier of (A) twelve (12) months after the date of issuance without the Letter of Credit Issuer’s consent, in its sole discretion, or (B) thirty (30) days prior to the Maturity Date; (iv) each Letter of Credit shall be subject to the ISP98, as set forth in the Letter of Credit Application or as determined by the Letter of Credit Issuer and, to the extent not inconsistent therewith, the laws of the State of New York; and (v) the Letter of Credit Issuer shall be under no obligation to issue any Letter of Credit if, after the Closing Date (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any Applicable Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer deems material to it, (B) the Borrower has not provided the information necessary for the Letter of Credit Issuer to complete the form of Letter of Credit, or (C) the issuance of such Letter of Credit would violate Applicable Law or one or more policies of the Letter of Credit Issuer. For the avoidance of doubt, if the Borrower requests that a Letter of Credit be issued for the account of any Subsidiary, the Borrower shall be liable for all Obligations under such Letter of Credit as if it had been issued for the account of the Borrower.
(b)    Request. Each request for a Letter of Credit (a “Request for Letter of Credit”) shall be submitted to the Administrative Agent in the form of Exhibit J (with blanks appropriately completed in conformity herewith), together with a Letter of Credit Application (each of which shall be in final form upon delivery thereof to the Administrative Agent), for the Letter of Credit Issuer, on or before 11:00 a.m. at least five (5) Business Days prior to the requested date of issuance of such Letter of Credit (the “Issuance Date”). The Administrative Agent shall notify each Lender of such Request for Letter of Credit and the terms of the requested Letter of Credit. Upon each such application, the Borrower shall be deemed to have automatically made to the Administrative Agent, each Lender, and the Letter of Credit Issuer the following representations and warranties:
(i)    As of the date of the issuance of the Letter of Credit requested, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) on and as of the date of such issuance, with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date);
(ii)    The Letter of Credit Liability (after giving effect to the issuance of the requested Letter of Credit) will not exceed the lesser of: (A) the remainder of: (1) the Maximum Commitment as of such date; minus (2) the Principal Obligations as of such date; and (B) the Letter of Credit Sublimit on such date; and

(iii)    All conditions precedent in Section 5.2 for the issuance of such Letter of Credit will be satisfied as of the date of such issuance.
(c)    Participation by the Lenders. Each Lender shall and does hereby participate ratably with the Letter of Credit Issuer in each Letter of Credit issued and outstanding hereunder to the extent of its Pro Rata Share of the Letter of Credit Liability with respect to each such Letter of Credit, and shall share in all rights and obligations resulting therefrom, including: (i) the right to receive from the Administrative Agent its Pro Rata Share of any reimbursement of the amount of each draft drawn under each Letter of Credit, including any interest payable with respect thereto; (ii) the right to receive from the Administrative Agent its Pro Rata Share of the Letter of Credit fee pursuant to Section 2.9(b); (iii) the right to receive from the Administrative Agent its additional costs pursuant to Section 4.1; and (iv) the obligation to pay to the Administrative Agent or the Letter of Credit Issuer, as the case may be, in immediately available funds, its Pro Rata Share of any unreimbursed drawing under a Letter of Credit.
(d)    Payment of Letter of Credit. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Loan as provided for in this Section 2.7 or with funds from other sources), in same day funds, the Letter of Credit Issuer on each date on which the Letter of Credit Issuer notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of such draft so paid and any amounts representing interest, costs, expenses or fees incurred by the Letter of Credit Issuer in connection with such payment. Unless the Borrower shall immediately notify the Letter of Credit Issuer that the Borrower intends to reimburse the Letter of Credit Issuer for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Request for Borrowing to the Administrative Agent, and the Borrower hereby authorizes, empowers, and directs the Administrative Agent, for the benefit of the Secured Parties and the Letter of Credit Issuer, to disburse directly, as a Borrowing hereunder, to the Letter of Credit Issuer, with notice to the Borrower, in immediately available funds an amount equal to the stated amount of each draft drawn under each Letter of Credit plus all interest, costs and expenses, and fees due to the Letter of Credit Issuer pursuant to this Credit Agreement; provided that, if the Borrower shall provide such notice to the Letter of Credit Issuer and subsequently fail to make all or any portion of such reimbursement to the Letter of Credit Issuer, the Borrower shall be deemed to have timely given a Request for Borrowing to the Administrative Agent as provided above. Subject to receipt of notice from the Administrative Agent, each Lender shall pay to the Administrative Agent such Lender’s Pro Rata Share of the amount disbursed by the Letter of Credit Issuer on the Business Day on which the Letter of Credit Issuer honors any such draft or incurs or is owed any such interest, costs, expenses or fees. The Administrative Agent shall notify the Borrower of any such disbursements made by the Lenders pursuant to the terms hereof; provided that the failure to give such notice will not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Lenders to the Letter of Credit Issuer on account of a Letter of Credit shall be deemed a SOFR Loan with a one-month Interest Period; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4. The Administrative Agent and the Lenders may conclusively rely on the Letter of Credit Issuer as to the amount due the Letter of Credit Issuer by reason of any draft of a Letter of Credit or due the Letter of Credit Issuer under any Letter of Credit Application. The obligations of a Lender to make payments to the Administrative Agent for the account of the Letter of Credit Issuer, and, as applicable, the obligations of the Borrower with respect to Borrowings, each under this Section 2.8(d) shall be irrevocable, shall not be subject to any qualification or exception whatsoever, and shall, irrespective of the satisfaction of the conditions to the making of any Loans described in Sections 2.1(b), 5.1 and/or 5.2, as applicable, be honored in accordance with this Section 2.7(d) under all circumstances, including any of the following circumstances: (i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any of the other Loan Documents; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the terms of the Letter of Credit; (iii) the existence of any claim, counterclaim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender, or any other Person, whether in connection with this Credit Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit); (iv) any draft, demand, certificate or any other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect or any loss or delay in the transmission or otherwise of any document required in order to make a draw under a Letter of Credit; (v) any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; (vi) any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; (vii) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (viii) the occurrence of any Event of Default or Potential Default; or (ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower. The Letter of Credit Issuer shall provide prompt written notice to the Administrative Agent and the Borrower of each request for a draw under a Letter of Credit and each draw under a Letter of Credit.
(e)    Borrower Inspection. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to them and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Letter of Credit Issuer of the same in writing. The Borrower shall be conclusively deemed to have waived any such claim against the Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.7(d). In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g)    Acceleration of Undrawn Amounts. Should the Administrative Agent demand payment of the Obligations hereunder prior to the Maturity Date pursuant to Section 10.2, the Administrative Agent, by written notice to the Borrower, may take one or both of the following actions: (i) declare the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder terminated, whereupon such obligations shall forthwith terminate without any other notice of any kind; or (ii) declare the Letter of Credit Liability to be forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived, and demand that the Borrower Cash Collateralize, as security for the Obligations in respect of any undrawn Letters of Credit, an amount equal to the Minimum Collateral Amount at the time such notice is given. Unless otherwise required by Applicable Law, upon the full and final payment of the Obligations, the Administrative Agent shall return to the Borrower any amounts remaining in said Cash Collateral Account.

(h)    Cash Collateral. If (i) as of the Maturity Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) any other circumstances under this Credit Agreement or the other Loan Documents occurs requiring the Borrower to Cash Collateralize any Letters of Credit, then, in each case, the Borrower shall promptly Cash Collateralize in an amount equal to the Minimum Collateral Amount or, in the case of Section 2.7(h)(ii), such amount expressly required by the terms of this Credit Agreement or other Loan Document, to the Administrative Agent for the benefit of the Secured Parties, to be held by the Administrative Agent as Cash Collateral subject to the terms of this Section 2.7(h) and any security agreement, control agreement and other documentation requested by the Administrative Agent to be executed in connection with opening a Cash Collateral Account for the purpose of holding such Cash Collateral. All Cash Collateral to be provided by the Borrower pursuant to this Section 2.8(h) shall be in Dollars. Cash Collateral held in a Cash Collateral Account shall be applied by the Administrative Agent to the reimbursement of the Letter of Credit Issuer for any payment made by it of drafts drawn under the outstanding Letters of Credit, and the unused portion thereof, after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Letter of Credit Liability shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, of Cash Collateral held in a Cash Collateral Account pursuant to this Section 2.7(h) shall be returned to the Borrower. The Borrower hereby grants to the Administrative Agent, for the benefit of the Secured Parties, and agree to maintain, a first priority security interest in all such Cash Collateral and in each Cash Collateral Account as security in respect of the Letter of Credit Liability.
(i)    Lenders’ Continuing Obligations. In the event any Letter of Credit Liability is Cash Collateralized in an amount not less than the Minimum Collateral Amount in accordance with Section 2.8(h) or otherwise pursuant to this Credit Agreement (including the Cash Collateralizing of a Letter of Credit outstanding beyond the Maturity Date), each Lender’s participation in such Letter of Credit pursuant to this Section 2.8 shall continue in all respects, the Lenders will continue to be entitled to receive their Pro Rata Share of the Letter of Credit fee payable in accordance with Section 2.9(b), and the Lenders shall continue to be obligated to fund their Pro Rata Share of any drawing under such Letter of Credit in the event the Cash Collateral is for any reason unavailable or insufficient to fully fund such drawing (including as a result of any preference claim or other clawback under any proceeding pursuant to any Debtor Relief Laws).
(j)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement, this Section 2.7 shall be subject to the terms and conditions of Section 4.10 and Section 11.23.
2.8.    Use of Proceeds. The proceeds of the Loans and the Letters of Credit shall be used to fund permitted fund activities and pay fees and expenses in connection with the transactions contemplated herein; provided that the proceeds of the Loans or Letters of Credits shall not be used to finance redemptions and/or distributions to the Borrower’s Investment Advisor or Investors unless (i) Loan to Adjusted Loan to NAV Ratio is less than or equal to Target Loan to Adjusted NAV Ratio as a result of such drawing, and (ii) in respect of any Extension of Credit for the purpose of redemptions, such redemptions not exceeding 5% of Aggregate Net Asset Value in any given fiscal quarter. Neither the Lenders nor the Administrative Agent shall have any liability, obligation, or responsibility whatsoever with respect to the Borrower’s use of the proceeds of the Loans or Letters of Credit, and neither the Lenders nor the Administrative Agent shall be obligated to determine whether or not the Borrower’s use of the proceeds of the Loans or Letters of Credit are for purposes permitted under the Constituent Documents of the Borrower. Nothing, including, without limitation, any Borrowing, any Rollover, or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any party by the Lenders or the Administrative Agent as to whether any investment by the Borrower is permitted by the terms of the Constituent Documents of the Borrower. The Borrower agrees to respond promptly to any reasonable requests for information related to its use of Loan or Letter of Credit proceeds to the extent required by any Lender in connection with such Lender’s determination of its compliance with Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223).  The Borrower shall not, to its knowledge, use the proceeds of the Borrowing hereunder to purchase any asset or securities from, or securities issued by, any Lender’s “affiliate” as such term is defined in 12 C.F.R. Part 223.  In connection with each Request for Borrowing hereunder, the Borrower shall be deemed to have represented and warranted to the Administrative Agent on the date of such Borrowing that, to its knowledge, as of the date of the requested Borrowing, the proceeds of such Borrowing will not be used by the Borrower to, directly or indirectly, either (x) purchase any asset or securities from, or securities issued by, any Lender’s “affiliate” as such term is defined in 12 C.F.R. Part 223 or (y) invest in any fund advised by a Lender or such “affiliate” thereof.
2.9.    Fees. The Borrower will pay to the Administrative Agent the fees set forth in this Credit Agreement, any Fee Letter or any other Loan Document, including as set forth in this Section 2.9.
(a)    Unused Commitment Fee. The Borrower agrees to pay or cause to be paid to the Administrative Agent, for the account of each Lender, an unused commitment fee (the “Unused Commitment Fee”) at the rate of (i) 100 basis points (1.00%) per annum when the unused Commitment (through the extension of Loans or the issuance of Letters of Credit) of the Lenders is greater than or equal to sixty-five percent (65%) of the Maximum Commitment or (ii) 50 basis points (0.50%) per annum when the unused Commitment (through the extension of Loans or the issuance of Letters of Credit) of the Lenders is less than sixty-five percent (65%) of the Maximum Commitment, in either case calculated on the basis of actual days elapsed in a year consisting of 360 days and payable in arrears no later than five (5) Business Days after the first Business Day of each calendar quarter for the preceding calendar quarter. For purposes of this Section 2.9(a), the fee shall be calculated on a daily basis. The Borrower and the Lenders acknowledge and agree that the Unused Commitment Fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to the Lenders for committing to make funds available to the Borrower as described herein and for no other purposes.
(b)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent (or in the case of clause (i) below, directly to the applicable Letter of Credit Issuer if so agreed by the Administrative Agent, the Borrower and the Letter of Credit Issuer): (i) for the benefit of the Lenders, in consideration for the issuance of Letters of Credit hereunder, a non-refundable fee equal to the Applicable Margin (plus two percent (2%) if an Event of Default has occurred and is continuing) times the daily stated amount of each Letter of Credit, less the amount of any draws on such Letter of Credit, payable in quarterly installments in arrears no later than the last Business Day of each calendar quarter, commencing on the issuance date and continuing for so long as such Letter of Credit remains outstanding (including, for the avoidance of doubt, any Letter of Credit that is outstanding but has been Cash Collateralized in an amount not less than the Minimum Collateral Amount) calculated on the basis of actual days elapsed in a year consisting of 360 days; and (ii) for the benefit of the Letter of Credit Issuer: (i) a non-refundable fronting fee equal to 12.5 basis points (0.0125%) per annum times the daily face amount of each Letter of Credit, payable in quarterly installments in arrears on the last Business Day of each calendar quarter; (ii) $200 per requested issuance of a Letter of Credit or $100 per requested amendment of a Letter of Credit; and (iii) all other reasonable and customary out of pocket expenses actually incurred by the Letter of Credit Issuer related to the issuance, amendment or transfer of Letters of Credit upon demand by the Letter of Credit Issuer. All payments of fees and expenses in accordance with this provision shall be made in Dollars.
2.10.    Increase of the Maximum Commitment. Subject to compliance with the terms of this Section 2.10, the Borrower may increase the Maximum Commitment to an amount not exceeding $200,000,000. Such increase may be done in one or more requested increases, in $20,000,000 increments, or such lesser amount to be determined by the Administrative Agent (acting at the direction of the Required Lenders) (each such increase, shall be referred to herein as a “Facility Increase”); provided, that, for fifteen (15) days following receipt of any notice with respect to a requested increase, NatWest and its Affiliates shall have the exclusive right to provide such increase, in their sole discretion and with no obligation to increase any Commitment, unless NatWest has provided written notice to the Borrower that it will not exercise such right (the “NatWest Right of First Refusal”); provided, further, that any such additional Loans and Commitments provided as part of a Facility Increase shall be on the same terms as the initial Loans and Commitments unless otherwise agreed with Agent and the Lenders. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any amendment to this Credit Agreement or to any other Loan Document as may be necessary in order to establish any Facility Increase pursuant to this Section 2.10 and to effect such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent (acting at the direction of the relevant Increasing Lenders (as defined below)) and the Borrower in connection with the Facility Increase, in each case on terms consistent with this Section 2.10.

(a)    Conditions to Effectiveness of Increase. The following are conditions precedent to such increase:
(i)    subject to the NatWest Right of First Refusal, each Lender agreeing to provide any portion of the Facility Increase (including any joining Lender) (each, an “Increasing Lender”) shall consent to the Facility Increase in their sole discretion and the Increasing Lenders and the Administrative Agent shall determine the effective date of any Facility Increase (the “Increase Effective Date”) which (unless otherwise agreed in writing by the Administrative Agent (acting at the direction of the Required Lenders)) shall be no less than fifteen (15) Business Days after receipt of a Facility Increase Request and shall notify the Borrower and the Lenders of the Increase Effective Date;
(ii)    as of the effective date of such Facility Increase and immediately after giving effect thereto, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition;
(iii)    the Borrower shall have paid a facility increase fee to the Increasing Lenders in an amount to be mutually agreed in the fee letter (or agreement implementing such Facility Increase) executed by the Borrower and such Increasing Lenders
(iv)    the Increasing Lenders, the Borrower and the Administrative Agent shall have entered into an amendment to this Credit Agreement that reflects the agreement of the Increasing Lenders to provide the Facility Increase, specifies the terms of such Facility Increase and includes such other changes to this Credit Agreement as may be necessary or appropriate in the reasonable opinion of the Administrative Agent (acting at the direction of the relevant Increasing Lenders) and the Borrower in connection with the Facility Increase;
(v)    no Potential Default or Event of Default shall have occurred and be continuing on the date on which the Facility Increase Request is delivered or on the Increase Effective Date;
(vi)    on the Increase Effective Date, (x) an existing Lender or Lenders shall increase its Commitment to support any Facility Increase, in its sole discretion, and/or (y) an additional Lender or Lenders shall have joined the Credit Facility in accordance with Section 11 provided, that the joinder of any additional Lender shall be subject to the consent of the Administrative Agent (not to be unreasonably withheld or delayed) if such consent would be required under Section 11.11 for assignments of Loans or Commitments, as applicable, to the relevant Person, and, after giving effect thereto, the aggregate Commitments of such increasing and additional Lenders shall be at least equal to the amount of such Facility Increase; and
(vii)    the Borrower and each Increasing Lender providing any portion of any Facility Increase shall execute and deliver to the Administrative Agent (and, in the case of an Increasing Lender, the Borrower) all such documentation as may be reasonably required by the Administrative Agent to evidence and effectuate such Facility Increase.
(b)    Reallocation Following Facility Increase. On any Increase Effective Date with respect to any Facility Increase (whether pursuant to a new Lender joining the Credit Facility or an existing Lender increasing its Commitment), the Administrative Agent (acting at the direction of the Specified Lender) will reallocate the outstanding Loans and participations in Letters of Credit hereunder (including, without limitation, any Loans made by any new or increasing Lender pursuant to this Section 2.10) such that, after giving effect thereto, the ratio of each Lender’s (including, without limitation, each new or increasing Lender’s) share of outstanding Loans and participations in Letters of Credit to its share of Commitments is the same as that of each other Lender. For the avoidance of doubt, such reallocation may require the reallocation of Loans from an existing Lender to a new or increasing Lender. In connection with any such reallocation of the outstanding Loans, (i) subject to its prior receipt of the requisite information regarding the Facility Increase and new or increasing Lenders, Administrative Agent (acting at the direction of the Specified Lender) will give advance notice sufficient to comply with the applicable timing period in Section 2.3 to each Lender which is required to fund any amount or receive any partial repayment in connection therewith (or such shorter period as each such Lender may agree) and (ii) applicable Lender or Lenders will fund such amounts up to their respective shares of the Loans being reallocated and such amounts shall be remitted by such Lender or Lenders, or by the Administrative Agent (in its sole discretion, acting at the direction of the Specified Lender and the funding Lenders) to the applicable Lenders in their respective applicable portions of such funded amount if necessary to give effect to the reallocation of such Loans. In connection with such repayment made with respect to such reallocation (to the extent such repayment is required), the Borrower shall pay (i) all interest due on the amount repaid to the date of repayment on the immediately following Interest Payment Date and (ii) any amounts due pursuant to Section 4.6 as a result of such reallocation occurring on any date other than an Interest Payment Date.
2.11.    Extension of Stated Maturity Date.
(a)    Request for Extension. Provided there exists no Event of Default or Potential Default, and subject to compliance with the terms of this Section 2.11, the Borrower shall have an option to extend the Stated Maturity Date then in effect for two (2) additional terms of up to twelve (12) months as elected by the Borrower (such period, the “Extension Period”). The extension of the Stated Maturity Date pursuant to this Section 2.11 shall be in the sole discretion of each Lender and no Lender will be required to extend the Stated Maturity Date. In order to so request an extension of the Stated Maturity Date, the Borrower shall deliver an Extension Request with respect to the Stated Maturity Date then in effect to the Administrative Agent not less than thirty (30) days, but not more than six (6) months, prior to the Stated Maturity Date then in effect (which shall be promptly forwarded by the Administrative Agent to each Lender), which Extension Request from the Borrower requests an extension to such Stated Maturity Date for the applicable Extension Period on such Stated Maturity Date.
(b)    Effective Date. If requested by the Borrower pursuant to Section 2.11(a), the extension to the Stated Maturity Date pursuant to this Section 2.11 shall be effective on the existing Stated Maturity Date (the “Extension Effective Date”) so long as the following conditions precedent shall have been satisfied on or prior to such date:
(i)    The Borrower shall have delivered to Administrative Agent an Extension Request;
(ii)    Each of the extending Lenders has obtained credit approval for, and the Lenders and Administrative Agent consent to, the extension in their sole discretion;
(iii)    The Borrower shall have paid the Administrative Agent for itself and for the account of the Lenders participating in the extension an extension fee in an amount equal to 0.25% per annum of the Commitments of the extending Lenders that are extended;
(iv)    No Potential Default or Event of Default shall have occurred and be continuing on the date on which the Extension Request is delivered or on the Extension Effective Date, immediately after giving effect to such extension;
(v)    The representations and warranties of the Borrower set forth herein and in the other Loan Documents are true and correct in all material respects on and as of the Extension Effective Date, and after giving effect to the extension; provided that if any such representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth above shall be disregarded for the purposes of this condition;
(vi)    The Administrative Agent shall have received such other information and documents as may reasonably be required by Administrative Agent, any Lender or their respective counsel, including all information regarding the Borrower as the Administrative Agent or any Lender may have requested for the purposes of obtaining credit approval of such extension;
(c)    Terms of Extension. On the Extension Effective Date, (i) the Stated Maturity Date shall be extended by the applicable Extension Period, (ii) each existing Lender that has consented to such extension shall remain a Lender under this Credit Agreement and the other Loan Documents and (iii) each Lender that has not consented to such extension shall no longer remain a Lender under this Credit Agreement and the other Loan Documents and any Obligations owing to such non-extending Lender shall be repaid to such Lender by the Borrower, in full, on the Extension Effective Date.
Section 3    PAYMENT OF OBLIGATIONS.
3.1.    Notes. Any Lender may request that its Loans be evidenced by a promissory note. In such event, the Borrower shall execute and deliver a Note or Notes in the form of Exhibit A (with blanks appropriately completed in conformity herewith), in favor of such Lender. The Borrower agrees, from time to time, upon the request of the Administrative Agent or any Lender, to reissue a new Note, in accordance with the terms and in the form heretofore provided, to the Administrative Agent or such Lender, in renewal of and substitution for the Note previously issued by the Borrower to the Administrative Agent or such Lender, and such previously issued Note shall, upon the request of the Borrower, be returned to the Borrower marked “replaced”.
3.2.    Payment of Obligations. The aggregate Principal Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon and any other outstanding Obligations, shall be due and payable, and the Borrower hereby unconditionally promises to pay the Administrative Agent for the account of the Lenders such amount, on the Maturity Date.
3.3.    Payment of Interest.
(a)    Interest. Interest on the Loans and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursement or wire transfer of such Borrowing by the Administrative Agent, in each case consistent with the provisions of Section 2.5. When a Borrowing is disbursed by wire transfer pursuant to instructions received from the Borrower in accordance with the related Request for Borrowing, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in immediately available funds by the Administrative Agent in the Administrative Agent’s account described in Section 3.4, or any other account of the Administrative Agent which the Administrative Agent designates in writing to the Borrower.
(b)    Interest Payment Dates. Accrued and unpaid interest on the Obligations shall be due and payable, and the Borrower hereby unconditionally promise to pay the Administrative Agent for the account of the Lenders, in arrears (i) on each Interest Payment Date; (ii) on the date of any prepayment of any Loan made hereunder, as to the amount prepaid; (iii) on each other date of any reduction of the outstanding Principal Obligations hereunder; and (iv) in the case of interest payable under Section 2.5(c), upon the occurrence and during the continuance of an Event of Default pursuant to Sections 9.1(a), (i) or (j), at any time upon demand by the Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
3.4.    Payments on the Obligations.
(a)    Borrower Payments. All payments of principal of, and interest on, the Obligations under this Credit Agreement by the Borrower or Fund (on behalf of the Borrower) to or for the account of the Lenders, or any of them, shall be made without condition or deduction or counterclaim, set-off, defense or recoupment by the Borrower or Fund (on behalf of the Borrower) for receipt by the Administrative Agent before 1:00 p.m., in each case in immediately available funds to the Administrative Agent at account number [***] at JP Morgan Chase Bank

New York (Correspondent Swift ID: [***], Beneficiary Swift ID: [***]), ABA No.: [***], or any other account of the Administrative Agent, which the Administrative Agent shall designate in writing to the Borrower at least three (3) Business Days prior to the date of payment. Funds received after 1:00 p.m. shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds. All payments shall be made in Dollars.
(b)    Lender Payments. Except as provided in Section 11.23, each Lender shall be entitled to receive its Pro Rata Share of each payment received by the Administrative Agent hereunder for the account of the Lenders on the Obligations. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Lender. The Administrative Agent and each Lender hereby agree that payments to the Administrative Agent by the Borrower or the Fund (on behalf of the Borrower) of principal of, and interest on, the Obligations to or for the account of the Lenders in accordance with the terms of this Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of the Borrower’s obligations with respect to any such payments.
(c)    Application of Payments. So long as no Event of Default has occurred and is continuing, all payments made on the Obligations shall be applied as set forth in Section 7.16. At all times when an Event of Default has occurred and is continuing, all payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (i) first, against all costs, expenses and other fees (including attorneys’ fees) arising under the terms hereof; (ii) second, against the amount of interest accrued and unpaid on the Obligations as of the date of such payment; (iii) third, against: the aggregate outstanding Principal Obligations due and owing to the Lenders as of the date of such payment and; and (iv) fourth, to all other amounts constituting any portion of the Obligations.
3.5.    Prepayments.
(a)    Voluntary Prepayments. The Borrower may, upon written notice to the Administrative Agent from the Borrower, on any Interest Payment Date, voluntarily prepay Loans in whole or in part without premium or penalty; provided that: (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. one (1) U.S. Government Securities Business Day prior to any date of prepayment and (ii) any prepayment of Loans shall be in a principal amount of $1,000,000 or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date (which shall be an Interest Payment Date) and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such written notice is given by the Borrower, the Borrower or Fund (on behalf of the Borrower) shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Notwithstanding the foregoing, if any such written notice is delivered in connection with any refinancing of this Credit Facility or the incurrence of any Indebtedness or the proceeds of any capital call or other equity issuance and such prepayment is expressly conditioned upon the receipt of the proceeds thereof, the Borrower may revoke such notice up to 9:00 a.m. (London time) on the date of such requested prepayment, in the event such transaction is not expected to be consummated; provided that, the Borrower shall be liable for any additional amounts required pursuant to Section 4. Any prepayment of a Loan shall be accompanied by all accrued interest thereon and any additional amounts required pursuant to Section 4. Each such prepayment shall be applied to the Obligations held by each Lender in accordance with its respective Pro Rata Share.
(b)    Mandatory Prepayment.
(i)    Curable Cash Sweep Event. If a Curable Cash Sweep Event shall have occurred, the Borrower shall apply all Net Portfolio Investment Distributions (or, if less than all Net Portfolio Investment Distributions are required to cause the applicable Cash Sweep Event to no longer be continuing, such lesser amount of Net Portfolio Investment Distributions) to prepay to the Administrative Agent, for the benefit of the Lenders, the principal of the Loans, and Cash Collateralize Letters of Credit in an amount not less than the Minimum Collateral Amount, until such Cash Sweep Event is no longer continuing; provided that such Net Portfolio Investment

Distributions shall be applied as set forth in this Section 3.5(b)(i) within five (5) Business Days of becoming available in the Collection Account or the Liquidity Account.
(ii)    Non-Curable Cash Sweep Event. If a Non-Curable Cash Sweep Event shall have occurred, the Borrower shall apply all Net Portfolio Investment Distributions (or, if less than all Net Portfolio Investment Distributions are required to cause the applicable Cash Sweep Event to no longer be continuing, such lesser amount of Net Portfolio Investment Distributions) to prepay to the Administrative Agent, for the benefit of the Lenders, the principal of the Loans and Cash Collateralize Letters of Credit in an amount not less than the Minimum Collateral Amount; provided that such Net Portfolio Investment Distributions shall be applied as set forth in this Section 3.5(b)(ii) within five (5) Business Days of becoming available in the Collection Account or the Liquidity Account.
(iii)    Maximum Loan to Adjusted NAV Prepayment Event. If the Loan to Adjusted NAV Ratio is greater than twenty-five percent (25%), the Borrower shall prepay the Loans and Obligations and Cash Collateralize Letters of Credit in an amount not less than the Minimum Collateral Amount until the Loan to Adjusted NAV Ratio is less than or equal to twenty-five percent (25%).
(iv)    Maximum Look-Through LTV Prepayment Event. If the Look-Through LTV Ratio is greater than sixty-six percent (66%), the Borrower shall prepay the Loans and Obligations and Cash Collateralize Letters of Credit in an amount not less than the Minimum Collateral Amount until the Look-Through LTV Ratio is less than or equal to sixty-six percent (66%).
(v)    Net Cash Flow Prepayment Event. If (A) the Loan to Adjusted NAV Ratio is greater than 7.5% and (B) the Net Cash Flow Ratio is greater than four hundred percent (400%), the Borrower shall prepay the Loans and Obligations and Cash Collateralize Letters of Credit in an amount not less than the Minimum Collateral Amount until the Look-Through LTV Ratio is less than or equal to sixty-six percent (66%), the Loan to Adjusted NAV Ratio is less than or equal to 7.5% or the Net Cash Flow Ratio is less than or equal to four hundred percent (400%).
(vi)    Change of Control. If a Change of Control shall have occurred, the Loans and Obligations shall become due and payable in full, and all Letters of Credit shall be Cash Collateralize in an amount not less than the Minimum Collateral Amount, on the date that is fifteen (15) Business Days after the date of such event.
(vii)    (Reserved).
(viii)    Illegality. If, as of any date of determination, any Lender reasonably determines that it is unlawful, or that any Governmental Authority having jurisdiction over such Lender has asserted that it is unlawful, pursuant to generally applicable law, rule or regulation, for any Lender or its applicable Lending Office to make, maintain or fund the Loans or other Obligations, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, the Loans and Obligations of such Lender shall become due and payable in full, and all Letters of Credit shall be Cash Collateralize in an amount not less than the Minimum Collateral Amount, on the date that is fifteen (15) Business Days after the date of such event.
(ix)    Termination. If a Termination Event shall have occurred, the Loans and Obligations shall become due and payable in full, and all Letters of Credit shall be Cash Collateralize in an amount not less than the Minimum Collateral Amount, on the date that is fifteen (15) Business Days after the date of such event.
Prepayments required pursuant to Section 3.5(b)(iii), Section 3.5(b)(iv) or Section 3.5(b)(v) (each, a “Relevant Event”) shall be made by (i) applying any Secured Cash available to the Borrower within five (5)

Business Days of the occurrence of the applicable Relevant Event in an amount sufficient to satisfy such mandatory prepayment; (ii) if the Borrower fails to make the required prepayment in full in accordance with clause (i) above, (A) the Borrower shall, (x) within five (5) Business Days of the occurrence of the applicable Relevant Event, issue a capital call to the Investors in an amount sufficient to satisfy such mandatory prepayment which requires the Investors to fund their related capital contribution to the Collection Account by the first day of the following month (such date, “Capital Call Date”) and provide evidence of such capital call (including evidence reasonably satisfactory to the Administrative Agent that the capital for such capital call has been raised and is available to be drawn) to the Administrative Agent and (y) within two (2) Business Days of the Capital Call Date, satisfy such mandatory prepayment and/or (B)(1) the Borrower shall, (x) within five (5) Business Days of the occurrence of the applicable Relevant Event, deliver written notice to the Administrative Agent of its intention to deliver a Cure Plan in accordance with this Section and (y) within fifteen (15) Business Days of the occurrence of the applicable Relevant Event (such period, the “Consultation Period”), deliver the applicable Cure Plan to the Administrative Agent, (2) the Administrative Agent shall, within ten (10) Business Days of receipt of the applicable Cure Plan, notify the Borrower in writing whether the Administrative Agent, in its reasonable discretion, accepts or rejects such Cure Plan (provided, that if the Administrative Agent has not approved the applicable Cure Plan within the initial ten (10) Business Days, the Borrower shall have a further ten (10) Business Days to provide a revised Cure Plan to be reviewed by the Administrative Agent before the Administrative Agent will be able to exercise applicable rights and remedies upon an Event of Default on the basis of non-approval) and (3) if the Administrative Agent accepts the applicable Cure Plan, the Borrower shall apply funds as soon as practicable in accordance with such Cure Plan until the required prepayment has been made in full within six (6) months (or, with the written consent of the Administrative Agent, twelve (12) months) of the occurrence of the applicable Relevant Event (such period, a “Cure Plan Period”); provided that, during a Cure Plan Period, the Administrative Agent, for the benefit of the Lenders, may (or, at the direction of the Required Lenders, shall) exercise remedies with respect to the Collection Account and the Liquidity Account, including under the applicable Account Control Agreement; provided, further, that if a Material Event of Default has occurred and is continuing at any time, the Cure Plan Period shall terminate immediately and the Administrative Agent shall be able to exercise all applicable rights and remedies upon an Event of Default.  Each such prepayment shall be applied to the Obligations held by each Lender in accordance with its respective Pro Rata Share.
Until any prepayment required pursuant to this Section 3.5(b) has been paid in full in accordance with the terms hereof, (i) the Borrower shall apply all Net Portfolio Investment Distributions to such amounts due and (ii) no Distributions to limited partners or other payments from the Collection Account or the Liquidity Account shall be made except in accordance with this Section 3.5(b).
3.6.    Reduction or Early Termination of Commitments. So long as no Request for Borrowing or Request for Letter of Credit is outstanding, the Borrower may terminate the Commitments, or reduce the Maximum Commitment, by giving prior irrevocable written notice to the Administrative Agent of such termination or reduction five (5) Business Days prior to the effective date of such termination or reduction (which date shall be specified by the Borrower in such notice and shall be a Business Day): (a) (i) in the case of complete termination of the Commitments, upon prepayment of all of the outstanding Obligations, including all interest accrued thereon, in accordance with the terms of Section 3.3; or (ii) in the case of a reduction of the Maximum Commitment, upon prepayment of the amount by which the Principal Obligations exceed the reduced Maximum Commitment resulting from such reduction, including payment of all interest accrued thereon, in accordance with the terms of Section 3.3; provided that, the Maximum Commitment may not be terminated or reduced such that, the Maximum Commitment would be less than the aggregate stated amount of outstanding Letters of Credit; and (b) in the case of the complete termination of the Commitments, if any Letter of Credit Liability exists, upon payment to the Administrative Agent of the Cash Collateral for deposit in the Cash Collateral Account in accordance with Section 2.7(h), without presentment, demand, protest or any other notice of any kind, all of which are hereby waived. Notwithstanding the foregoing: (x) any reduction of the Maximum Commitment shall be in an amount equal to $5,000,000 or multiples thereof; and (y) in no event shall a reduction by the Borrower reduce the Maximum Commitment to less than $5,000,000 (except for a termination of all the Commitments). Promptly after receipt of any notice of reduction or termination, the Administrative Agent shall notify each Lender of the same. Any reduction of the Maximum Commitment shall reduce the Commitments of the Lenders according to their Pro Rata Share.

3.7.    Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any Loan and (b) change its Lending Office from time to time by notice to the Administrative Agent and the Borrower. In such event, the Administrative Agent shall continue to hold the Note, if any, evidencing the Loans attributable to such Lender for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.3.
3.8.    Subordination. During the continuance of a Cash Control Event, the Borrower shall not make any payments or advances of any kind, directly or indirectly, on any debts and liabilities to any Investor or the Investment Advisor or any Affiliate of the Borrower or either of the foregoing whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created (collectively, the “Other Claims”). All Other Claims, together with all Liens on assets securing the payment of all or any portion of the Other Claims shall at all times during the continuance of a Cash Control Event be subordinated to and junior in right and in payment to the Obligations and all Liens on assets securing all or any portion of the Obligations, and the Borrower agrees to take such actions as are necessary to provide for such subordination between it and any Investor or the Investment Advisor or any Affiliate of the Borrower or either of the foregoing, inter se, including to include provisions for such subordination in the documents evidencing the Other Claims. The Borrower acknowledges and agrees that (i) no Other Claims are, or will be, due and owing to the Investment Advisor and (ii) at any time a Cash Control Event has occurred and is continuing, the payment of any and all Other Claims due and owing to the Investment Advisor from the Borrower, to the extent they exist, shall be subordinated to and inferior in right and payment to the Obligations in all respects.
Section 4    TAXES; YIELD PROTECTION; ILLEGALITY
4.1.    Taxes.
(a)    Defined Terms. For purposes of this Section 4.1, the term “Lender” includes the Letter of Credit Issuer and the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Without prejudice to, or duplication of, Section 10.7, each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.11(e) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Credit Agreement or any other Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 4.1(e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 4.1, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested in writing by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested in writing by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested in writing by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested in writing by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.1(g)(ii)(A), 4.1(g)(ii)(B) and 4.1(g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable written request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested in writing by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable written request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed copies of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested in writing by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable written request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.1(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Closing Date.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.1 (including by the payment of additional amounts pursuant to this Section 4.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the written request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.1(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.1(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.1(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 4.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
4.2.    Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority having jurisdiction over such Lender has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans or other Obligations the interest rate for which is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or materially restricts the authority of such Lender to determine or charge interest rates determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR (a “SOFR Illegality Event”), then on notice thereof by such Lender to the Borrower through the Administrative Agent, if such notice asserts that a SOFR Illegality Event has occurred and is continuing, any obligation of such Lender to maintain Loans accruing interest at SOFR (or Base Rate Loans for which the interest rate is determined by reference to the SOFR component of the Base Rate), or to Convert Loans accruing interest calculated by reference to the Base Rate (unless the Base Rate is also calculated off SOFR in accordance with the definition thereof) to be Loans accruing interest calculated by reference to SOFR, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist and, until such time, the Loans or Obligations of such Lender outstanding at the time of such suspension shall be continued as Base Rate Loans (without regard to clause (b) of the definition of “Base Rate”). Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
4.3.    Inability to Determine Rates. Subject to Section 4.4, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or
(b)    the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender.
Upon such notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (or, with respect to subparagraph (b) above, at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 4.6. Subject to Section 4.4, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (b) of the definition of “Base Rate” until the Administrative Agent revokes such determination.
4.4.    Benchmark Replacement Setting.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Credit Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.4(a) will occur prior to the applicable Benchmark Transition Start Date.
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.4(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.4, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.4.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
4.5.    Increased Cost and Capital Adequacy.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans, letters of credit or other credit extended or participated in by, any Lender or the Letter of Credit Issuer;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any Letter of Credit Issuer any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Letter of Credit Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Letter of Credit Issuer or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Letter of Credit Issuer or other Recipient, the Borrower shall promptly pay to any such Lender, the Letter of Credit Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or the Letter of Credit Issuer determines that any Change in Law affecting such Lender or the Letter of Credit Issuer or any Lending Office of such Lender or such Lender’s or the Letter of Credit Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Letter of Credit Issuer, as applicable, the Borrower shall promptly pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or the Letter of Credit Issuer setting forth the amount or amounts necessary to compensate such Lender or the Letter of Credit Issuer, as the case may be, as specified in Section 4.5(a) or Section 4.5(b) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to this Section 4 shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to this Section 4 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
4.6.    Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly pay the Administrative Agent for the account of such Lender, such amount or amounts as shall compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense incurred by such Lender (including in obtaining, liquidating or employing deposits or other funds from third parties) as a result of (a) any failure or refusal of the Borrower (for any reasons whatsoever other than a default by the Administrative Agent or any Lender) to accept a Loan after the Borrower shall have requested such Loan under this Credit Agreement, (b) any prepayment or other payment of a SOFR Loan on a day other than the last day of the Interest Period applicable to such Loan, (c) any other prepayment of a Loan that is otherwise not made in compliance with the provisions of this Credit Agreement, or (d) the failure of the Borrower to make a prepayment of a Loan after giving notice under this Credit Agreement, that such prepayment will be made.
4.7.    Requests for Compensation. If requested by the Borrower in connection with any demand for payment pursuant to this Section 4 (other than Section 4.1), a Lender shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrower to such Lender and the computations made by such Lender to determine such amount, such certificate to be conclusive and binding in the absence of manifest error. Any such amount payable by the Borrower shall not be duplicative of any amounts previously paid under this Section 4.
4.8.    Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, all of the Borrower’s obligations under this Section 4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Credit Agreement or any provision hereof. Each Lender shall notify the Borrower of any event occurring after the termination of this Credit Agreement entitling such Lender to compensation under this Section 4 as promptly as practicable.
4.9.    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 4.5, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1 and/or Section 4.2, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.5, Section 4.1 or Section 4.2, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 4.5, or if the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1 and/or Section 4.2, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.9(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any Lender has notified the Borrower of the requirement for a mandatory prepayment pursuant to Section 3.5(b)(viii), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent from the Borrower, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.11), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.5, Section 4.1 or Section 4.2) and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.11;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under this Section 4) from the Assignee (to the extent of such outstanding principal, accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 4.5 or payments required to be made pursuant to Section 4.1 or Section 4.2, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. The assignment to the Eligible Assignee under this Section 4.9(b) shall be effective one (1) Business Day following the delivery of an Assignment and Assumption to the departing Lender, whether or not such Assignment and Assumption is executed by the departing Lender.
4.10.    Cash Collateral. At any time that there shall exist a Defaulting Lender, by the Required Payment Time, the Borrower shall Cash Collateralize the Fronting Exposure of the Letter of Credit Issuer with respect to such Defaulting Lender (determined after giving effect to Section 11.23(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)    Grant of Security Interest; Other Claims/Deficiency.
(i)    The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Liability, to be applied pursuant to Section 4.10.
(ii)    If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the Letter of Credit Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)    Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under this Section 4.10 or Section 11.23 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Liability (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Letter of Credit Issuer shall no longer be required to be held as Cash Collateral pursuant to this Section 4.10 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Letter of Credit Issuer that there exists excess Cash Collateral; provided that, subject to Section 11.23, the Person providing Cash Collateral and the Letter of Credit Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
Section 5    CONDITIONS PRECEDENT TO LENDING.
5.1.    Obligations of the Lenders. The obligation of the Lenders to advance the initial Borrowing or cause the issuance of the initial Letter of Credit shall not become effective until the date on which (i) the Administrative Agent shall have received each of the following documents and (ii) each of the other conditions listed below is satisfied, the satisfaction of such conditions to be reasonably satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:
(a)    Credit Agreement. This Credit Agreement, duly executed and delivered by the Borrower and each other party hereto;

(b)    Note. One or more Note(s) duly executed and delivered by the Borrower (if required) in accordance with Section 3.1;
(c)    Pledge Agreements. The Pledge Agreement and the Account Pledge Agreement, in each case duly executed and delivered by the parties thereto in favor of the Administrative Agent for the benefit of the Secured Parties;
(d)    Control Agreements. The Control Agreements, each duly executed and delivered by the parties thereto;
(e)    Searches and Filings.
(i)    Satisfactory reports of searches of Filings in the jurisdiction of formation of the Borrower, or where a filing has been or would need to be made in order to perfect the Administrative Agent’s first priority security interest on behalf of the Secured Parties in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens (other than Permitted Liens) exist on the Borrower or over the Pledged Equity, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all Liens (other than Permitted Liens) on the Borrower or over the Pledged Equity and other rights of any Person in any Collateral previously granted; and
(ii)    Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) satisfactory to the Administrative Agent with respect to the Collateral together with evidence satisfactory to the Administrative Agent that the same have been filed, submitted for filing in the appropriate public filing office(s) in the Administrative Agent’s sole discretion, to perfect the Secured Parties’ Liens in the Collateral;
(f)    Responsible Officer Certificates. A certificate from a Responsible Officer of the Borrower, in the form of Exhibit E;
(g)    Constituent Documents. True and complete copies of the Constituent Documents of the Borrower and the Fund, together with certificates of existence and/or good standing (or other similar instruments), in each case certified by a Responsible Officer of such Persons to be correct and complete copies thereof and in effect on the date hereof;
(h)    Authority Documents. Certified resolutions of the Borrower and the Fund, authorizing the entry into the transactions contemplated herein and in the other Loan Documents, in each case certified by a Responsible Officer of such Person as correct and complete copies thereof and in effect on the date hereof;
(i)    Incumbency Certificate. From the Borrower and the Fund, a signed certificate of a Responsible Officer, who shall certify the names of the Persons authorized, on the date hereof, to sign each of the Loan Documents and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of the Borrower or the Fund, as applicable, together with the true signatures of each such Person; the Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;
(j)    Opinions. Favorable written opinions of counsel to the Borrower in each applicable jurisdiction, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, dated as of the Closing Date;
(k)    Fees; Costs and Expenses. Payment of all fees and other amounts due and payable on or prior to the date hereof, including pursuant to any Fee Letter, and, to the extent invoiced prior to the Closing Date, reimbursement or payment of all reasonable and documented expenses required to be reimbursed or paid by the

Borrower hereunder, including the reasonable and documented fees and disbursements of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP;
(l)    Collection Account. Evidence that the Collection Account has been established;
(m)    Financial Reporting. (i) The audited financial statements for the Fund for fiscal year 2024, (ii)  the most recent investor report and (iii) the most recent portfolio report.
(n)    “Know Your Customer” Information and Documents. Such information and documentation as is requested by the Lenders so that the Borrower has become KYC Compliant;
(o)    Group Structure Chart. The Administrative Agent shall have received a group structure chart showing the ownership structure of the Borrower and the Eligible Investment, in form reasonably acceptable to the Administrative Agent;
(p)    Beneficial Ownership Certification. The Lenders shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the Closing Date a Beneficial Ownership Certification in relation to the Borrower;
(q)    Additional Information; Due Diligence Review. Such other information and documents as may be required by the Administrative Agent and its counsel. In addition, the Administrative Agent shall have completed to its satisfaction its due diligence review of the Borrower and each of its respective management, controlling owners, systems and operations.
(r)    Closing Date Fee Letter. The Closing Date Fee Letter, duly executed and delivered by the parties thereto;
(s)    Transfer of Assets to Borrower. Evidence that the Fund has transferred all its material assets, including all of its investments and interests in Portfolio Group Entities (other than Pledgor Retain Assets), to the Borrower.
5.2.    Conditions to all Loans and Letters of Credit. The obligation of the Lenders to advance each Borrowing of hereunder and the obligation of the Letter of Credit Issuer to cause the issuance of Letters of Credit on any date shall not become effective until the date on which (i) the Administrative Agent shall have received each of the following documents and (ii) each of the other conditions listed below is satisfied, the satisfaction of such conditions to be reasonably satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:
(a)    Representations and Warranties. The representations and warranties of the Borrower set forth herein and in the other Loan Documents are true and correct in all material respects; provided that if any such representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth above shall be disregarded for the purposes of this condition;
(b)    No Default. No event shall have occurred and be continuing, or would result from the Borrowing of the Loans or the issuance of the Letter of Credit, which constitutes an Event of Default or a Potential Default;
(c)    Request for Borrowing and Compliance Certificate. The Administrative Agent shall have received a Request for Borrowing or Request for Letter of Credit in respect of the Loans or Letter of Credit, together with a Compliance Certificate and supporting information;
(d)    Amount of Borrowing. The principal amount of the Loans to be made by each Lender on any Borrower Date or Letter of Credit to be issued on any Issuance Date shall not exceed the Maximum Commitment.

(e)    No Mandatory Prepayment. On the applicable Borrowing Date or Issuance Date, no mandatory prepayment would be required pursuant to Section 3.5(b) as if calculated on such date on a pro forma basis after giving effect the making of the Loans or issuance of the Letter of Credit;
(f)    Application. In the case of a Letter of Credit, the Letter of Credit Issuer shall have received a Letter of Credit Application executed by the Borrower;
(g)    Payment of Fees. The Borrower shall have paid all fees and other amounts due and payable by the Borrower on or prior to the applicable Borrowing Date or Issuance Date, and, to the extent invoiced, reimbursed or paid all reasonable expenses required to be reimbursed or paid by the Borrower hereunder, including the reasonable fees and disbursements invoiced through the applicable Borrowing Date or Issuance Date, of Administrative Agent’s counsel;
(h)    Loan to Adjusted NAV. The Loan to Adjusted NAV Ratio shall not be greater than Target Loan to Adjusted NAV Ratio prior and after giving pro forma effect to such Extension of Credit; and
(i)    Other Documents. The Administrative Agent shall have received such legal opinions and other documents and deliverables reasonably requested by the Administrative Agent in connection therewith.
Section 6    REPRESENTATIONS AND WARRANTIES OF THE BORROWER
To induce the Lenders to make and maintain the Loans and cause the issuance of Letters of Credit hereunder, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders, on the date hereof that:
6.1.    Organization and Good Standing. The Borrower (a) is duly organized, formed, registered or incorporated, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization, formation, registration or incorporation, as applicable; (b) has the requisite power and authority to own its properties and assets and to carry on its business as now conducted except where the failure to have such power and authority could not reasonably be expected to result in a Material Adverse Effect; and (c) is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business could not reasonably be expected to result in a Material Adverse Effect.
6.2.    Authorization and Power. The Borrower has the partnership, limited liability company or corporate power, as applicable, and requisite authority to execute, deliver, and perform its respective obligations under this Credit Agreement, the Notes, and the other Loan Documents to be executed by it. The Borrower is duly authorized to, and has taken all partnership, limited liability company or corporate action, as applicable, necessary to authorize it to execute, deliver, and perform its obligations under this Credit Agreement, the Notes, and such other Loan Documents.
6.3.    No Conflicts or Consents. None of the execution and delivery of this Credit Agreement, the Notes or the other Loan Documents, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, in any material respect, with any provision of law, statute or regulation to which the Borrower is subject or any judgment, license, order or permit applicable to the Borrower or any indenture, mortgage, deed of trust or other agreement or instrument to which the Borrower is a party or by which the Borrower may be bound, or to which the Borrower may be subject. No consent, approval, authorization or order of any court, Governmental Authority, Investor, Portfolio Group Entity or third-party is required in connection with the execution and delivery by the Borrower of the Loan Documents or to consummate the transactions contemplated hereby or thereby, except, in each case, for that which has already been waived or obtained.
6.4.    Enforceable Obligations. This Credit Agreement, the Notes and the other Loan Documents to which the Borrower is a party are the legal and binding obligations of the Borrower, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law).
6.5.    Priority of Liens. The Collateral Documents create, as security for the Obligations, valid and enforceable, perfected first priority Lien (subject to Permitted Liens) on all of the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, subject to no other Liens (other than Permitted Liens), except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law). Such Liens on the Collateral shall be superior to and prior to the rights of all third parties in such Collateral (other than Permitted Liens), and, other than in connection with any future Change in Law or in the Borrower’s name, identity or structure, or its jurisdiction of organization, formation or incorporation, as the case may be, no further recordings or Filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with Applicable Law. Each Lien referred to in this Section 6.5 is and shall be the sole and exclusive Lien on the Collateral (other than Permitted Liens).
6.6.    Financial Condition. the Borrower has delivered to the Administrative Agent the most recently available copies of the financial statements and reports described in Section 7.1(a) (without giving effect to the last sentence thereof), which present fairly in all material respects the financial condition of the Borrower as of the periods set forth therein in accordance with GAAP (subject to the absence of footnotes and normal year-end adjustments).
6.7.    Full Disclosure. All written information (other than projected financial information and information of a general economic or industry nature) heretofore furnished by or on behalf of the Borrower, in connection with this Credit Agreement, the other Loan Documents or any transaction contemplated hereby is, when taken as a whole and giving effect to all supplements thereto prior to the Closing Date, true and correct in all material respects on the date as of which such information is stated or deemed stated. No report, financial statement, certificate or other written information (other than projected financial information and information of a general economic or industry nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Loan Document, at the Closing Date, when taken as a whole and giving effect to all supplements thereto prior to the Closing Date, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections are as to future events and are not to be viewed as facts, such projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such projections may differ significantly from the projected results, and that no assurances can be given that the projected results will be realized).
6.8.    No Default. No event has occurred and is continuing which constitutes an Event of Default or a Potential Default.
6.9.    No Litigation. There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings in any court or before any arbitrator or Governmental Authority (“Proceedings”) pending or threatened, against the Borrower, other than (a) any such Proceeding that has been disclosed in writing by the Borrower to the Administrative Agent or (b) Proceedings (other than Proceedings that seek to enjoin or restrain any Loan Document or the transactions contemplated hereby or thereby) which could not reasonably be expected to result in a Material Adverse Effect.
6.10.    Material Adverse Effect. No circumstances exist or changes to the Borrower have occurred since December 31, 2024 which could reasonably be expected to result in a Material Adverse Effect.
6.11.    Taxes. The Borrower has timely filed or caused to be filed all U.S. federal income and other material Tax returns, information statements and reports required to have been filed and has timely paid or caused to be paid all U.S. federal and other material Taxes required to be paid by the Borrower, except for (a) any such Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.12.    Principal Office; Jurisdiction of Formation. (a) Each of the principal office, chief executive office, and principal place of business of the Borrower is correctly listed on Schedule I, and the Borrower has been at such location since its formation; and (b) the jurisdiction of formation of the Borrower is correctly listed on Schedule I, and the Borrower is not organized under the laws of any other jurisdiction;
6.13.    ERISA. The Borrower satisfies an exception under the Plan Asset Regulations so that its underlying assets do not constitute Plan Assets. Assuming that no Lender funds any Loan with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101 (unless such Lender is relying on an applicable prohibited transaction exemption, the conditions of which are satisfied), the execution, delivery and performance of this Credit Agreement and the other Loan Documents, the enforcement of the Obligations directly against the Borrower, and the borrowing and repayment of amounts under this Credit Agreement, do not and will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975(c)(1)(A) - (D) of the Internal Revenue Code. Except as could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor member of the Borrower’s Controlled Group has established, maintains, contributes to, or has any liability (contingent or otherwise) with respect to any Plan.
6.14.    Compliance with Law. The Borrower, each Investment Advisor and each Portfolio Group Entity is in compliance with all laws, rules, regulations, orders, and decrees which are applicable to it or its properties, including, without limitation, Environmental Laws and ERISA, except where it could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.
6.15.    Environmental Matters. Except where it could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, the Borrower (a) has not received any notice or other communication or otherwise learned of any Environmental Liability of the Borrower arising in connection with: (i) any actual or alleged non-compliance with or violation of any Environmental Law by the Borrower or any permit issued under any Environmental Law to the Borrower; or (ii) the Release or threatened Release of any Hazardous Material by the Borrower into the environment; and (b) has no actual liability or, threatened liability in connection with the Release or threatened Release of any Hazardous Material into the environment by the Borrower or any Environmental Liability of the Borrower.
6.16.    Fiscal Year. The fiscal year of the Borrower is the calendar year.
6.17.    Margin Stock. No proceeds of any Loan or Letter of Credit will be used: (a) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; (b) to reduce or retire any Indebtedness which was originally incurred to purchase or carry any such Margin Stock; or (c) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation T, U, or X. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any Loan Document to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act, in each case as now in effect or as the same may hereafter be in effect. No Loan or Letter of Credit will be secured at any time by, and the Collateral in which the Borrower has granted to the Administrative Agent, for the benefit of each of the Secured Parties, a security interest and Lien pursuant to the Collateral Documents will not contain at any time any Margin Stock.
6.18.    Investment Company Status. The Borrower is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
6.19.    Sanctions. None of the Borrower, any Person directly or indirectly controlling the Borrower, or any Person directly or indirectly controlled by the Borrower, and to the Borrower’s knowledge no other Related

Party of any of the foregoing, (a) is a Sanctioned Entity, (b) is controlled by or is acting on behalf of a Sanctioned Entity, (c) to the Borrower’s knowledge is under investigation for an alleged breach of Sanction(s) by a Governmental Authority that enforces Sanctions, or (d) will fund any repayment of the Obligations with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause any Lender or any other party to this Credit Agreement, or any Related Party, to be in breach of any Sanctions.
6.20.    Insider. The Borrower is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any subsidiary, of a bank holding company of which any Lender is a subsidiary, of any bank at which any Lender maintains a correspondent account, or of any bank which maintains a correspondent account with any Lender.
6.21.    Affected Financial Institution. The Borrower is not an Affected Financial Institution.
6.22.    Organizational Structure. The structure of the Borrower and the Portfolio Group Entities is as depicted on Schedule III.
6.23.    No Brokers. The Borrower has not dealt with any broker, investment banker, agent or other Person (except for the Administrative Agent, the Lenders and any Affiliate of the foregoing) who may be entitled to any commission or compensation in connection with the Loan Documents, the Loans or a transaction under or pursuant to this Credit Agreement or the other Loan Documents.
6.24.    Financial Condition. The Borrower is Solvent.
6.25.    Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification provided by the Borrower is true and correct in all respects.
6.26.    Eligible Investments. As of the Closing Date, (i) each Portfolio Investment is an Eligible Investment and (ii) each Eligible Investment is set forth on Schedule IV hereto.
Section 7    AFFIRMATIVE COVENANTS OF THE BORROWER
So long as the Lenders have any commitment to lend or cause the issuance of Letters of Credit hereunder, and until payment and performance in full of the Obligations under this Credit Agreement and the other Loan Documents (other than contingent obligations for which no claim has yet been made) and all Letters of Credit shall have expired or canceled (or have been Cash Collateralized in an amount not less than the Minimum Collateral Amount (without any pending drawings), the Borrower agrees that:
7.1.    Financial Statements, Reports and Notices. The Borrower shall deliver to the Administrative Agent sufficient copies for each Lender of the following:
(a)    Financial Reports.
(i)    Annual Reports. As soon as available, but no later than one hundred twenty (120) days after the end of the fiscal year for the Fund the audited consolidated (if appropriate) balance sheet and related statements of operations, income, partners’, members’ or shareholders’ equity and cash flows of the Fund as of the end of and for such year, all reported on by a firm of nationally recognized independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than any such qualification solely as a result of the impending maturity of the Loans within one (1) year of the delivery of such audit or any potential financial covenant default) and without any material qualification or exception as to the scope of such audit; the inclusion of any such qualifications in any audited consolidated balance sheet, an “Audit Qualification Event”) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied; provided, that the financial statements required to be delivered pursuant to this Section 7.1(a)(i) shall be deemed delivered to the Administrative Agent on the date such documents are made available via EDGAR, or any successor system of the Securities Exchange Commission, in the Fund’s annual report on Form 10-K. Notwithstanding the foregoing, such annual financial reports shall be accompanied by information from the Borrower which explains (in detail reasonably acceptable to Administrative Agent) any differences between the financial information relating to the Fund, on the one hand, and the Borrower, on a standalone basis, on the other hand.
(ii)    Quarterly Reports. As soon as available, (A) but no later than the Quarterly Financial Reporting Due Date, for each fiscal quarter of each fiscal year, (1) the unaudited consolidated (if appropriate) balance sheet and related statements of operations and income of the Fund, as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, all certified by a Responsible Officer of the Fund as presenting fairly in all material respects the financial condition and results of operations of the Fund on a consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes, and (2) the unaudited consolidated (if appropriate) balance sheet and related statements of operations and income of the Fund, as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, all certified by a Responsible Officer of the Fund as presenting fairly in all material respects the financial condition and results of operations of the Fund on a consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes, provided, that the financial statements required to be delivered pursuant to this Section 7.1(a)(ii)(A) shall be deemed delivered to the Administrative Agent on the date such documents are made available via EDGAR, or any successor system of the Securities Exchange Commission, in the Fund’s quarterly report on Form 10-Q, and (B) no later than the last day of such fiscal quarter (or any Determination Date) a portfolio report (such portfolio report, to the extent delivered in connection with any Determination Date, to be prepared on a pro forma basis). Notwithstanding the foregoing, such quarterly financial reports shall be accompanied by information from the Borrower which explains (in detail reasonably acceptable to Administrative Agent) any differences between the financial information relating to the Fund, on the one hand, and the Borrower, on a standalone basis, on the other hand.
(b)    Compliance Certificate. On (x) the date each annual or quarterly financial report, as applicable, is delivered (or required to have been delivered) to the Administrative Agent pursuant to Section 7.1(a), and (y) as required pursuant to Section 8.10(y), a compliance certificate in the form of Exhibit F (the “Compliance Certificate”), certified by a Responsible Officer of the Borrower to be true and correct, (A) stating whether any Event of Default, any Potential Default or any Cash Sweep Event exists and (B) stating whether a mandatory prepayment will be required pursuant to Section 3.5(b) on the immediately following Interest Payment Date and providing the calculations evidencing such compliance as of the last day of the most recently ended fiscal quarter for which such Compliance Certificate has been delivered, or was required to have been delivered, pursuant to this Section 7.1(b). Each Compliance Certificate shall include an investment summary for the Eligible Investment, including the net asset value, any Indebtedness and a waterfall cash flow summary (including any collections accounts).
(c)    Notice of Default. Promptly upon, but in any event within two (2) Business Days of, becoming aware of the existence of any condition or event which constitutes an Event of Default or a Potential Default, a written notice specifying the nature and period of existence thereof and the action which the Borrower is taking or proposes to take with respect thereto.
(d)    Litigation. Promptly upon becoming aware of the existence of any material litigation against or regarding the Borrower or any Portfolio Group Entity, to the extent such disclosure is permitted under all confidentiality agreements to which the Borrower or Portfolio Group Entities are subject, a written notice describing such litigation.
(e)    Other Reporting. Simultaneously with the delivery to any Investor or creditor, the Fund shall furnish to the Administrative Agent copies of all other material financial statements, appraisal reports, notices, and other matters at any time or from time to time furnished by the Borrower and/or the Investment Advisor to the Investors (or any class of them) or any creditor of the Borrower (or any class of them).
(f)    Notice of Material Adverse Effect. Promptly upon knowledge thereof, notice any event if such event could reasonably be expected to result in a Material Adverse Effect.
(g)    Environmental Notices. Promptly upon receipt of knowledge thereof, notice of any of the following events if such event could reasonably be expected to result in a Material Adverse Effect: (i) any complaint, order, citation, notice, claim, demand, action, event, condition, report or investigation issued, or threatened in writing to be issued, to the Borrower indicating any potential or actual liability arising in connection with the Borrower’s non-compliance with or violation of any Environmental Law or any permit issued under any Environmental Law and/or the Release or threatened Release of any Hazardous Material by the Borrower; (ii) the existence of any Environmental Lien on any properties or assets of the Borrower; (iii) any order, consent decree or judgment of any Governmental Authority binding on the Borrower concerning health, safety or the environment; (iv) any Environmental Liability of the Borrower resulting from the violation or alleged violation of any Environmental Law or otherwise arising under any Environmental Law, the imposition of any Environmental Lien on any property of the Borrower, or resulting from any common law cause of action asserted by any Person concerning any health, safety or environmental matter; and (v) any Release or threatened Release of any Hazardous Material by the Borrower.
(h)    Notice of Certain Changes to Beneficial Ownership Certification. Promptly, notice of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and promptly an updated Beneficial Ownership Certification.
(i)    Third-Party Hedging. Promptly, and in any event at the time of delivery of the next Compliance Certificate after entering into any third party hedging agreement, the details of such third party hedging agreement.
(j)    Mandatory Prepayment Events and Defaults. (i) Promptly upon becoming aware of its occurrence, notice of any Potential Default, Event of Default, Cash Sweep Event or any event described in Section 3.5(b) (and the steps, if any, being taken to remedy it within the applicable grace period); (ii) promptly upon a request by the Administrative Agent, a certificate signed by one of its managers on its behalf certifying that no Potential Default or Event of Default has occurred and is continuing; and (iii) promptly, notice of a Cash Sweep Event or any event described in Section 3.5(b) occurring in respect of the Borrower, or upon the triggering of a Determination Date or any other item adversely impacting the Aggregate Eligible Adjusted Net Asset Value calculation upon becoming aware of any such occurrence.
(k)    Material Changes to Structure Chart. Promptly, and in any event at the time of delivery of the next Compliance Certificate , notice of any joint venture agreement, shareholders’ agreement or any other similar arrangement in respect of the Borrower or any of its direct or indirect Subsidiaries is entered into with any third-party shareholder which is or could reasonably be expected to be materially adverse to the Lenders.
(l)    New Portfolio Investments. In relation to any new Portfolio Investment, (i) promptly, and in any event upon being included in Aggregate Net Asset Value, an investment memo for such Portfolio Investment and (ii) within such reasonable period of time following the purchase thereof, information as reasonably requested by the Administrative Agent prior to such Portfolio Investment becoming a Non-Financed Portfolio Investment.
(m)    Portfolio Investment Information; Non-Financed Portfolio Investment Information. Such other information concerning each Portfolio Investment and each Non-Financed Portfolio Investment

(including documentation, reports about the investments, credits, capital structure, financial leverage metrics, valuation statements and methodologies) (x) promptly, and in any event within five (5) Business Days of any delivery thereof to all Investors and (y) otherwise, as the Administrative Agent may reasonably request from time to time.
(n)    Collateral Account Balance. On a monthly basis, no later than ten (10) Business Days after the last Business Day of each month, the balance of each Collateral Account, as applicable, as of the last Business Day of such month.
(o)    Other Information. Such other information concerning the business, properties, or financial condition of the Borrower as the Administrative Agent may reasonably request.
7.2.    Payment of Obligations. The Borrower shall pay and discharge all obligations (other than Indebtedness and obligations being disputed in good faith and for which adequate reserves are maintained on the book for the Borrower in accordance with GAAP) before any such obligation becomes delinquent, if such failure could reasonably be expected to result in a Material Adverse Effect.
7.3.    Maintenance of Existence and Rights. The Borrower shall preserve and maintain its existence. The Borrower shall further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which could reasonably be expected to result in a Material Adverse Effect.
7.4.    Operations and Properties. The Borrower shall act prudently and in accordance with customary industry standards in managing and operating its assets, properties, business, and investments. The Borrower shall keep in good working order and condition, ordinary wear and tear excepted, all of its assets and properties which are necessary to the conduct of its business.
7.5.    Books and Records; Access. Following two (2) Business Days prior written notice, the Borrower shall give the Administrative Agent, the Lenders, or any of them, access during ordinary business hours to, and permit such person to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of the Borrower and relating to their affairs, and to inspect any of the properties of the Borrower and to discuss its affairs, finances and condition with its officers and independent accountants (provided that representatives of the Borrower shall be permitted to be present during any such discussion with independent accountants); provided, that other than during the continuance of an Event of Default or unless required by a regulatory authority having jurisdiction over the Administrative Agent or such Lender, such access shall be granted no more than twice per fiscal year.
7.6.    Compliance with Law. The Borrower shall observe and comply, and shall cause its Portfolio Group Entities to observe and comply, with all Applicable Laws and all orders of any Governmental Authority, including without limitation, Environmental Laws and ERISA, and maintain in full force and effect all Governmental Approvals applicable to the conduct of its business, in each case except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
7.7.    Insurance. The Borrower shall maintain, with financially sound and reputable insurance companies, workmen’s compensation insurance, liability insurance, and insurance on its present and future properties, assets, and businesses against such casualties, risks, and contingencies, and in such types and amounts, as are consistent with customary practices and standards of its industry in the same or similar locations.
7.8.    Authorizations and Approvals. The Borrower shall promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable the Borrower to comply with its obligations hereunder, under the other Loan Documents and its Constituent Documents and to conduct its business in the customary fashion, in each case except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

7.9.    Maintenance of Liens. The Borrower shall perform all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Administrative Agent and Secured Parties to file and record every instrument that the Administrative Agent may reasonably deem necessary in order to perfect and maintain the Secured Parties’ first priority security interests in (and Liens on) the Collateral (subject to Permitted Liens) and otherwise to preserve and protect the rights of the Secured Parties in respect of such first priority security interests and Liens.
7.10.    Further Assurances. The Borrower shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and shall take any and all such other action, as is necessary or as the Administrative Agent may, from time to time, reasonably deem necessary or desirable in connection with this Credit Agreement or any of the other Loan Documents, the obligations of the Borrower hereunder or thereunder for better assuring and confirming unto the Secured Parties all or any part of the security for any of such obligations.
7.11.    Affected Financial Institution. The Borrower shall ensure at all times that it is not an Affected Financial Institution.
7.12.    Taxes. The Borrower shall be treated as a disregarded entity or domestic partnership for U.S. federal income tax purposes and shall not have any Tax liability under Section 1446 of the Internal Revenue Code. The Borrower shall timely file all U.S. federal income and other material Tax returns, information statements and reports required be filed and shall timely pay all U.S. federal income and other material Taxes required to be paid by the Borrower, except (a) for any such Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
7.13.    Compliance with Constituent Documents. The Borrower shall comply with all material provisions of its Constituent Documents, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
7.14.    Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. The Borrower shall, and to the knowledge of the Borrower, each other Related Party of any of the foregoing shall, (a) comply with all Anti-Money Laundering Laws and Anti-Corruption Laws, (b)  not use any of the Loans or Letters of Credit in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, and (c)  not fund any repayment of the Obligations in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. The Borrower, or an Affiliate or investment manager of the Borrower on the behalf of the Borrower, shall maintain policies and procedures reasonably designed to promote and achieve compliance with all Anti-Money Laundering Laws and Anti-Corruption Laws.
7.15.    Compliance with Sanctions. None of the Borrower, and to the Borrower’s knowledge any other Related Party of any of the foregoing, in each case directly or indirectly, will use the proceeds of any Loan hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with a Sanctioned Entity, or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause any Lender to be in breach of any Sanctions. The Borrower shall comply with all applicable Sanctions, and shall maintain, or an Affiliate or investment manager of the Borrower on the behalf of the Borrower shall maintain, policies and procedures reasonably designed to promote and achieve compliance with Sanctions.
7.16.    Collection Account. The Borrower shall maintain the Collection Account with the Account Bank and subject to the Collection Account Control Agreement in favor of the Administrative Agent. The Borrower shall cause all proceeds received by it from or on account of the Eligible Investment (whether from realization, redemption, or interest) to be paid into the Collection Account. At all times prior to the occurrence and continuance of an Event of Default, on each Interest Payment Date, the Borrower shall apply all amounts on deposit in the Collection Account as follows:

(a)    FIRST, to the payment in full of all amounts then due and owing to the Administrative Agent;
(b)    SECOND, to the payment, without duplication, of all out-of-pocket costs and expenses incurred by the Administrative Agent in connection with this Credit Agreement, any other Loan Document or any of the Obligations, after the date hereof and to the extent payable by the Borrower pursuant to this Credit Agreement, including all court costs and the fees and expenses of agents and legal counsel (subject to the limitations herein) and all other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, including in connection with any realization or enforcement against the Collateral, in each case to the extent payable by the Borrower pursuant to this Credit Agreement;
(c)    THIRD, to the payment in full of that portion of the Obligations constituting accrued and unpaid interest on the Loans;
(d)    FOURTH, to the payment in full of that portion of the Obligations constituting repayment of the Loans on the Maturity Date, voluntary prepayments under Section 3.5(a), prepayments then due and owing under Section 3.5(b) or fees, if applicable; and
(e)    FIFTH, the balance (if any) to the Borrower, to be used for any purpose not prohibited under this Credit Agreement or the Constituent Documents of the Borrower.
7.17.    Independent Valuation. If the Administrative Agent (i) acting in good faith and on reasonable commercial grounds, does not agree with the valuation of one or more Eligible Investments reported in the Compliance Certificate most recently delivered to the Administrative Agent and (ii) reasonably believes that an independent third-party valuation of such Eligible Investment(s) would produce a valuation that would directly or indirectly (including by the occurrence of an Investment Exclusion Event) trigger a Cash Sweep Event, a Relevant Event, an Event of Default or the inability to borrow pursuant to Section 5.2 (collectively, a “Valuation Dispute Cause”), then:
(a)    The Administrative Agent shall provide written notice to the Borrower of such Valuation Dispute Cause (each, a “Valuation Dispute Notice”) within fifteen (15) Business Days of its receipt of the applicable Compliance Certificate.
(b)    Upon receipt by a Valuation Dispute Notice, the Borrower shall, upon reasonable notice during normal business hours, permit representatives of the Administrative Agent to discuss the valuation of such Eligible Investment(s) with appropriate senior management representatives of the Borrower for a period not less than ten (10) Business Days (the “Valuation Dispute Discussion Period”).
(c)    If, upon expiration of the Valuation Dispute Discussion Period, a Valuation Dispute Cause continues with respect to the applicable Eligible Investment(s), the Administrative Agent may, at the Administrative Agent’s sole cost and expense, request an independent third-party valuation (each an “Independent Valuation”) on the applicable Eligible Investment(s). Such independent third-party (the “Independent Valuation Agent”) shall be selected by the Administrative Agent in its sole discretion; provided that, if the Borrower does not agree with the Independent Valuation Agent selected by the Administrative Agent within ten (10) Business Days, the Borrower may, at the Borrower’s sole cost and expense, select an additional Independent Valuation Agent (the “Additional Independent Valuation Agent”; such Additional Independent Valuation Agent, for the avoidance of doubt, shall be a different Person than the Independent Valuation Agent selected by the Administrative Agent) to provide an additional Independent Valuation (each, an “Additional Independent Valuation”).
Notwithstanding the foregoing, if the Independent Valuation provided by the Independent Valuation Agent selected by the Administrative Agent does not confirm any Valuation Dispute Cause, the Administrative Agent shall be prohibited from exercising its rights pursuant to this Section 7.17 for a period of six (6) months.

7.18.    Portfolio Investment Distributions. The Borrower shall cause each applicable Portfolio Investment Distribution consisting of cash to be wire transferred to the Collection Account of the Borrower and, if received by the Borrower other than by wire transfer into the Collection Account, the Borrower shall promptly deposit such amounts in the Collection Account. The Borrower shall cause all Portfolio Investment Distributions consisting of cash received by Borrower to be wire transferred to the Collection Account within five (5) Business Days of receipt thereof. During a Cash Sweep Event or Cash Control Event, the Borrower shall cause each Portfolio Group Entity to cause all Portfolio Investment Distributions consisting of cash of such Portfolio Group Entity (other than cash reasonably required during the three (3) month period following receipt of such Portfolio Investment Distribution for (a) standard operating expenses relating to existing assets of such Portfolio Group Entity and other reasonable expenses that are known to such Portfolio Group Entity at such time, (b) regularly scheduled principal and interest on Indebtedness incurred by such Portfolio Group Entity prior to the occurrence of such Cash Sweep Event or Cash Control Event, (c) commitments for investments into existing Portfolio Investments that were incurred by such Portfolio Group Entity prior to the occurrence of such Cash Sweep Event or Cash Control Event and (d) solely to the extent approved in writing by the Required Lenders in their sole discretion, for new investments of such Portfolio Group Entity) to be wire transferred to the Collection Account of the Borrower and, if received by any such Portfolio Group Entity other than by wire transfer into the Collection Account, the Borrower shall cause such Portfolio Group Entity to promptly deposit such amounts in the Collection Account.
Section 8    NEGATIVE COVENANTS
So long as the Lenders have any commitment to lend or cause the issuance of Letters of Credit hereunder, and until payment and performance in full of the Obligations (other than contingent obligations for which no claim has yet been made) and all Letters of Credit have expired or been canceled (or have been Cash Collateralized in an amount not less than the Minimum Collateral Amount (without any pending drawings) the Borrower agrees that:
8.1.    Borrower Information. The Borrower shall not (a) change its name, chief executive office and/or principal place of business without prior written notice to the Administrative Agent or (b) change its jurisdiction of formation without the prior written consent of the Administrative Agent.
8.2.    Mergers, Etc. The Borrower shall not take any action (a) to merge, consolidate or divide with or into any Person, unless the Borrower is the surviving entity, or (b) that will dissolve, terminate or divide the Borrower.
8.3.    Limitation on Liens; Negative Pledge. The Borrower shall not create, permit or suffer to exist any Lien (whether such interest is based on common law, statute, other law or contract and whether junior or equal or superior in priority to the Liens created by the Loan Documents (other than Permitted Liens)) on any assets of the Borrower (including, for the avoidance of doubt, any Portfolio Investment), other than to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents.
8.4.    Fiscal Year and Accounting Method. The Borrower shall not change its fiscal year or its method of accounting without the prior written consent of the Administrative Agent, unless otherwise required to do so by the Internal Revenue Code or GAAP (and if so required the Borrower shall promptly notify the Administrative Agent in writing of such change).
8.5.    Limitation on Dispositions. The Borrower shall not make any Disposition or enter into any agreement to make a Disposition unless (a) such Disposition is permitted pursuant to its Constituent Documents, (b) the proceeds of such Disposition are deposited in the Collection Account, and (c) no Cash Control Event has occurred and is continuing or would result from such Disposition after giving effect to any proceeds used for repayment.
8.6.    Constituent Documents; Valuation Policy. Except as hereinafter provided, the Borrower shall not (a) alter, amend, modify, terminate, waive or change any provision of its Constituent Documents or (b) affirmatively consent to the amendment, modification, termination, waiver or change of any provision of the Constituent Documents of any Portfolio Group Entity or any Person constituting a Portfolio Investment (each, a

“Proposed Amendment”) if such Proposed Amendment could reasonably be expected to be materially adverse to the interests of the Administrative Agent or the Lenders or the Borrower’s obligations under this Credit Agreement or any other Loan Document (each, a “Material Amendment”). With respect to any Material Amendment, the Borrower shall notify the Administrative Agent of such proposal at least fifteen (15) days prior to the proposal effectiveness thereof. The Administrative Agent shall within five (5) Business Days of the date on which it has received such notification in accordance with Section 11.6 approve or deny, in its sole discretion, such Material Amendment and shall promptly notify the Borrower of its determination; provided, that the Administrative Agent shall be deemed to have approved such Material Amendment if it fails to indicate its denial in writing during such five (5) Business Day period. The Borrower shall not alter, amend, modify, terminate, waive or change any provision of its valuation policy without the prior written consent of the Administrative Agent.
8.7.    Limitation on Indebtedness. The Borrower shall not incur any Indebtedness other than (a) the Obligations under this Credit Agreement and (b) any Other Indebtedness to the extent constituting hedging in the ordinary course of business for non-speculative purposes, loans by and between the Borrower or any Portfolio Group Entity that is subordinated to the Obligations in form and substance reasonably satisfactory to the Administrative Agent, and guarantees and similar contingent obligations entered into in the ordinary course of business in respect of Portfolio Investments. Notwithstanding the foregoing, the Borrower shall not incur any Indebtedness and shall not permit any Portfolio Group Entity to incur any Indebtedness without, in each case, the approval in writing of the Administrative Agent at any time when there are five (5) or more Eligible Investments if, as a result of such incurrence, there would be fewer than five (5) Eligible Investments pursuant to the definition thereof.
8.8.    ERISA Compliance. Except as could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any member of the Borrower’s Controlled Group shall establish, maintain, contribute to, or have any liability (contingent or otherwise) with respect to any Plan. The Borrower shall not fail to satisfy an exception under the Plan Asset Regulations which failure causes the assets of the Borrower to be deemed Plan Assets. Assuming that no Lender funds any Loan with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101 (unless such Lender is relying on an applicable prohibited transaction exemption, the conditions of which are satisfied), the Borrower shall not shall take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 4975(c)(1)(A), (B), (C) or (D) of the Internal Revenue Code or Section 406(a) of ERISA that would subject the Administrative Agent or the Lenders to any tax, penalty, damages or any other claim or relief under the Internal Revenue Code or ERISA.
8.9.    Environmental Matters. Except for such conditions as are in compliance with relevant Environmental Laws or otherwise could not reasonably be expected to result in a Material Adverse Effect, the Borrower shall not: (a) cause or permit any Hazardous Material to be generated, placed, held, located or disposed of on, under or at, or transported to or from, any real property of the Borrower; or (b) permit any real property of the Borrower to ever be used as a disposal site or storage site (whether permanent or temporary) for any Hazardous Material.
8.10.    Limitations on Distributions. The Borrower shall not make, pay or declare any Distribution (as defined below) or other payments from the Collection Account or Liquidity Account (a) at any time except as permitted pursuant to their Constituent Documents, (b) if any mandatory prepayment is required (or would be required on the next Interest Payment Date) pursuant to Sections 3.5(b), both prior to and pro forma after giving effect to such Distribution (or other payment from the Collection Account or Liquidity Account) or (c) without the prior written consent of the Administrative Agent at any time during the existence of a Cash Control Event or if a Cash Control Event would result therefrom; provided that, (x) subject to Section 3.5(b), the Borrower may make Distributions or other payments from the Collection Account solely for the purpose of paying (i) customary taxes (including tax distributions), (ii) actual incurred and payable expenses (but not including any fees) in an amount not to exceed $5,000,000 for any calendar year, (iii) actual incurred and payable management fees (but not including any performance-based management fees) in an amount not to exceed $15,000,000 for any calendar year and (iv) any contractually committed amounts which are due and payable (and not otherwise committed prior to the occurrence of any Cash Control Event) and (y) if more than $20,000,000 in aggregate is distributed from the Collection Account and Liquidity Account, in aggregate, during any period between one Interest Payment Date and the next immediately succeeding Interest Payment Date, the Borrower shall deliver an updated Compliance Certificate certified by a Responsible Officer to be true and correct, showing the pro forma calculation of the amounts to be set forth therein. “Distribution” means any distributions (whether or not in cash) on account of any partnership interest or other equity interest in the Borrower, including as a dividend or other distribution and on account of the purchase, redemption, retirement or other acquisition of any such partnership interest or other equity interest and any advance, loan, extension of credit or capital contribution to, investment in, or purchase or acquisition of any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, any Person.
8.11.    Limitations of Use of Proceeds. the Borrower shall not use the proceeds of any Loan or Letter of Credit for any purposes other than as set forth in Section 2.7.
8.12.    Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell, lease or otherwise transfer any of its property or assets to, or purchase, lease or otherwise acquire any property or assets from, or make any contribution towards, or reimbursement for, any taxes payable by any Person or any of its Subsidiaries in respect of income of the Borrower, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transaction among the Borrower and its Subsidiaries and (b) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.
8.13.    Limitation on Line of Business. The Borrower shall not enter into any business expect for those lines of business in which the Borrower is engaged on the date of this Credit Agreement or any substantially similar or related business or activities reasonably related or incidental thereto.
8.14.    No Employees. The Borrower shall not have any employees.
8.15.    Cure Plan. During a Cure Plan Period, the Borrower shall not (i) fail to comply with the applicable Cure Plan in any respect and (ii) fail to discharge the required prepayment in full in accordance with the applicable Cure Plan and Section 3.5(b).
8.16.    Collection Account. The Borrower shall not, without the prior written consent of the Administrative Agent, close or otherwise terminate the Collection Account.
Section 9    EVENTS OF DEFAULT
9.1.    Events of Default. Except as provided below, an “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(a)    (i) the Borrower shall fail to pay when due any principal of the Obligations, including, without limitation, any failure to pay any amount required under Section 3.5(b); or (ii) the Borrower shall fail to pay when due any interest on the Obligations or any fee, expense, indemnity or other payment required hereunder, or under any other Loan Document, and such failure under this clause (ii) shall continue for five (5) Business Days;
(b)    any representation or warranty made or deemed made by or on behalf of the Borrower or the Fund under this Credit Agreement, or any of the other Loan Documents executed by any one or more of them, or in any certificate or written statement furnished or made to the Administrative Agent or Lenders or any one of them by the Borrower or the Fund pursuant hereto, in connection herewith or with the Loans, or in connection with any of the other Loan Documents, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made and the adverse effect of the failure of such representation or warranty shall not have been cured (i) with respect to any representation or warranty other than any representation or warranty relating to the accuracy of Compliance Certificate, within five (5) Business Days after the earlier of: (A)

the date written notice thereof has been given by the Administrative Agent to the Borrower or (B) the date any Responsible Officer of the Borrower or the Fund, as applicable, obtains knowledge thereof; or (ii) with respect to any representation or warranty relating to the accuracy of a Compliance Certificate, within five (5) Business Days of the date such Compliance Certificate was required to be delivered pursuant to Section 7.1(b);
(c)    default shall occur in the performance of: (i) any of the covenants or agreements contained herein (other than the covenants contained in Sections 3.5(b), 7.1, 7.16 and 8) by the Borrower; or (ii) the covenants or agreements of the Borrower or the Fund contained in any other Loan Documents executed by such Person, and, if such default is susceptible to cure, such default shall continue uncured to the satisfaction of the Administrative Agent for a period of thirty (30) days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrower or (y) the date any Responsible Officer of the Borrower or the Fund, as applicable, obtains knowledge thereof;
(d)    default shall occur in the performance of any of the covenants or agreements of the Borrower contained in Sections 3.5(b) or 8 or Section 5 of the Account Pledge Agreement or the Fund in Section 5 (other than clause (g) thereof) of the Pledge Agreement;
(e)    default shall occur in the performance of Section 7.16 and such default shall continue uncured for five (5) Business Days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrower or (y) the date any Responsible Officer of the Borrower obtains knowledge thereof;
(f)    default shall occur in the performance of Section 7.1 or Section 5(g) of the Pledge Agreement and such default shall continue uncured for three (3) Business Days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrower or (y) the date any Responsible Officer of the Borrower or the Fund, as applicable, obtains knowledge thereof;
(g)    (i) any of the Loan Documents shall cease, in whole or in part, to be legal, valid, binding agreements enforceable against the Borrower, the Fund or the Investment Advisor, as the case may be, in accordance with the terms thereof; (ii) any of the Loan Documents shall in any way be terminated or become or be declared ineffective or inoperative (other than with respect to a Control Agreement that is contemporaneously replaced); (iii) any of the Loan Documents shall in any way whatsoever cease to give or provide the respective first priority Liens (subject to Permitted Liens), security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby; or (iv) the Borrower, the Fund or the Investment Advisor contests in writing the validity or enforceability of any provision of any Loan Document or the Borrower or the Fund denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate, repudiate or rescind any Loan Document or deny or disaffirm in writing its obligations hereunder or thereunder;
(h)    default shall occur with respect to either (i) the payment of any Indebtedness of the Borrower in an amount equal to or in excess of the applicable Threshold Amount or any such Indebtedness shall become due before its stated maturity by acceleration of the maturity thereof and in either case shall not be promptly paid or extended or (ii) the payment of Indebtedness of the Fund or any Subsidiary thereof that either (A) has full recourse to the Fund or (B) is secured by any Non-Financed Portfolio Investments, or any such Indebtedness shall become due before its stated maturity by acceleration of the maturity thereof;
(i)    the Borrower, the Fund or the Investment Advisor shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, sequestrator, conservator, liquidator or similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take any partnership, limited liability company or corporate action for the purpose of effecting any of the foregoing;

(j)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, the Fund or the Investment Advisor or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, the Fund or the Investment Advisor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered;
(k)    any final judgment(s) for the payment of money equal to or in excess of the applicable Threshold Amount in the aggregate shall be rendered against the Borrower and such judgment shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon the Pledged Equity, the Liquidity Account or Collection Account to enforce any such judgment, unless such judgment is covered by insurance in an amount that would cause any uninsured potential liability not to exceed the applicable Threshold Amount or unless it is being appealed and the Borrower has posted a bond or cash collateral;
(l)    there shall occur any change in the business, assets, operations, or condition (financial or otherwise) of the Borrower or any of its Affiliates, which, in the reasonable judgment of the Administrative Agent, could reasonably be expected to result in a Material Adverse Effect;
(m)    the issuance to the Borrower or a reasonable basis exists for the issuance to the Borrower of any administrative order by any Governmental Authority under any Environmental Law, or the issuance to the Borrower of any injunctive order by any court under any Environmental Law, which, in the Administrative Agent’s reasonable judgment, could reasonably be expected to result in a Material Adverse Effect;
(n)    (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or the Fund to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the applicable Threshold Amount or (ii) the Borrower, the Fund or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the applicable Threshold Amount;
(o)    any Termination Event shall occur;
(p)    any Audit Qualification Event shall occur, the effect of which would reasonably be expected to result in a Material Adverse Effect;
(q)    any Proceeding becomes pending against the Borrower which could reasonably be expected to result in a Material Adverse Effect;
(r)    the Look-Through LTV Ratio is greater than seventy percent (70%);
(s)    the Loan to Adjusted NAV Ratio is greater than thirty-five percent (35%);
(t)    (i) any investment management agreement which is in effect on the Closing Date relating to the Borrower terminates and a successor investment management agreement is not entered into promptly, but in any event no later than ten (10) Business Days from the termination thereof, with an investment manager acceptable to the Administrative Agent and the Required Lenders in their reasonable discretion, or (ii) the Investment Advisor ceases to serve as the investment manager for the Borrower and a replacement investment manager is not appointed that is either (A) an Affiliate of the Investment Advisor or (B) approved under subsection (i) hereof; or
(u)    the Borrower, the Fund or the Investment Advisor is subject to a formal investigation or proceeding, indictment or charge by any governmental, regulatory or self-regulatory authority (excluding, for the avoidance of doubt, any routine inspection, inquiry, request for information or examination) for reasons of any alleged wrongdoing, breach of any law, rule or regulation, breach of fiduciary duty, fraud or similar wrongdoing, where such proceeding, indictment or charge, if adversely concluded or determined, could reasonably be expected to have a Material Adverse Effect with respect to the Borrower, the Fund or the Investment Advisor.
9.2.    Remedies Upon Event of Default. (a)  If an Event of Default shall have occurred, then the Administrative Agent may (and shall at the direction of the Required Lenders): (i) suspend the Commitments of the Lenders; (ii) terminate the Commitment of the Lenders hereunder and declare the occurrence of the Maturity Date; (iii) require that the Borrower Cash Collateralize in an amount not less than the Minimum Collateral Amount the aggregate then-undrawn and unexpired amount of all outstanding Letters of Credit. (iv) declare the principal of, and all interest then accrued on, the Obligations to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind (other than notice of such declaration) all of which the Borrower hereby expressly waive, anything contained herein or in any other Loan Document to the contrary notwithstanding; (v) exercise any right, privilege, or power set forth in the Collateral Documents; (vi) suspend the obligation of the Lenders to maintain SOFR Loans and/or (vii) without notice of default or demand, pursue and enforce any of the Administrative Agent’s or the Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any Applicable Law or agreement; provided that if any Event of Default specified in Sections 9.1(i) or 9.1(j) shall occur, the principal of, and all interest on, the Obligations shall thereupon become due and payable concurrently therewith, without any further action by the Administrative Agent or the Lenders, or any of them, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which the Borrower hereby expressly waives.
(b)    Actions with Respect to the Collateral. Regardless of any provision hereof, in the absence of gross negligence or willful misconduct by the Administrative Agent or the Secured Parties, neither the Administrative Agent nor the Secured Parties shall be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Collateral. The Administrative Agent shall give the Borrower notice of actions taken pursuant to this Section 9.2 concurrently with, or promptly after, the taking of such action, but its failure to give such notice shall not affect the validity of such action, nor shall such failure give rise to defenses to the Borrower’s obligations hereunder.
The application by the Administrative Agent of such funds shall, unless the Lenders shall agree otherwise in writing, be the same as set forth in Section 3.4(c). The Borrower acknowledges that all funds so transferred into the Collection Account shall be the property of the Borrower, subject to the first priority, security interest of the Administrative Agent therein (subject to Permitted Liens).
(c)    Standstill during Consultation Period. Notwithstanding anything to the contrary contained herein, during any Consultation Period, neither the Administrative Agent nor any Lender shall exercise any of the rights and remedies set forth in Section 9.2(a) (other than the suspension of the Commitments of the Lenders); provided that, for the avoidance of doubt, the Consultation Period shall apply only to limit the rights and remedies of the Administrative Agent and the Lenders in respect of an Event of Default occurring as a direct result of a Relevant Event and shall not apply if any other Event of Default has occurred and is continuing, in which case the Administrative Agent and the Lenders shall have all the rights and remedies set forth in this Credit Agreement, including, without limitation, Section 9.2(a) hereof. During the Consultation Period, the Borrower shall be permitted to cure any Event of Default occurring as a direct result of a Relevant Event in accordance with Section 3.5(b). Upon the occurrence of such cure, the applicable Event of Default shall be deemed to be cured and no longer outstanding. If the Consultation Period with respect to any Event of Default occurring as a direct result of a Relevant Event ends without a Cure Plan having been accepted by the Administrative Agent in accordance with Section 3.5(b), then the Administrative Agent and the Lenders shall have all the rights and remedies set forth in this Credit Agreement, including, without limitation, Section 9.2(a) hereof with respect to such Event of Default. For the avoidance of doubt, any Consultation Period or Cure Plan Period, and the Borrower’s rights thereunder, shall continue in accordance with Section 3.5(b) unless or until a Material Event of Default has occurred and is continuing.

9.3.    Lender Offset. If an Event of Default shall have occurred and be continuing, each Lender, the Letter of Credit Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Letter of Credit Issuer or any such Affiliate to or for the credit or the account of any Borrower o against any and all of the obligations of any Borrower now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender, the Letter of Credit Issuer or any of their respective Affiliates, irrespective of whether or not such Lender, the Letter of Credit Issuer or any such Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of any Borrower may be contingent or unmatured or are owed to a branch or office of such Lender, the Letter of Credit Issuer or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.4(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Letter of Credit Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Letter of Credit Issuer and their respective Affiliates under this Section 9.3 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Letter of Credit Issuer or their respective Affiliates may have. Each Lender and the Letter of Credit Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
9.4.    Performance by the Administrative Agent. Should the Borrower fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents, and such failure continues beyond any applicable cure period, the Administrative Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent at its designated Agency Services Address, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither the Administrative Agent nor the Lenders assume any liability or responsibility for the performance of any duties of the Borrower, or any related Person hereunder or under any of the Loan Documents or other control over the management and affairs of the Borrower, or any related Person, nor by any such action shall the Administrative Agent or the Lenders be deemed to create a partnership arrangement with the Borrower, or any related Person.
Section 10    AGENCY PROVISIONS
10.1.    Appointment and Authorization of the Administrative Agent.
(a)    Authority. Each Lender (including any Person that is an assignee, participant, secured party or other transferee with respect to the interest of such Lender in any Obligation or otherwise under this Credit Agreement) (collectively with such Lender, a “Lender Party”) hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Section 10 are solely for the benefit of the Administrative Agent and the Lenders and none of the Borrower, any Investor, any Portfolio Group Entity or any Affiliate of the foregoing (each, a “Borrower Party”) shall have any rights as a third-party beneficiary of the provisions hereof.
(b)    Release of Collateral. The Secured Parties irrevocably authorize the Administrative Agent (without any further consent of the Secured Parties), at the Administrative Agent’s option and in its sole discretion, to release any security interest in or Lien on any Collateral granted to or held by the Administrative Agent and to release any guaranty of the Obligations: (i) upon termination of this Credit Agreement and the other Loan Documents, termination of the Commitments, expiration or cancellation of all Letters of Credit without any pending drawings and payment in full of all of the Obligations (other than (i) contingent obligations for which no claim has yet been made or (ii) Obligations in respect of outstanding Letters of Credit which have been Cash Collateralized in an amount not less than the Minimum Collateral Amount), including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents; (ii) upon a transfer or disposition thereof in a transaction not prohibited by this Credit Agreement; or (iii) if approved by the Lenders pursuant to the terms of Section 11.1. Upon the request of the Administrative Agent, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral or certain guarantees pursuant to this Section 10.1(b).
10.2.    Delegation of Duties. The Administrative Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by the Administrative Agent concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons. The exculpatory provisions of this Section 10 shall apply to any such sub-agent of the Administrative Agent.
10.3.    Exculpatory Provisions. Neither the Administrative Agent nor any of its Affiliates, nor any of their respective officers, directors, employees, agents or attorneys-in-fact (each such person, an “Agent-Related Person”), shall be liable for any action taken or omitted to be taken by it under or in connection herewith or in connection with any of the other Loan Documents (except for its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment) or be responsible in any manner to any Lender Party for any recitals, statements, representations or warranties made by any of the Borrower Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by the Administrative Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Borrower Party to perform its obligations hereunder or thereunder. No Agent-Related Person shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent-Related Person to the Lenders or by or on behalf of the Borrower Parties to the Agent-Related Person or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or Letters of Credit or of the existence or possible existence of any Potential Default or Event of Default or to inspect the properties, books or records of the Borrower Parties. The Administrative Agent is not a trustee for the Lenders and owes no fiduciary duty to the Lenders. Each Lender Party recognizes and agrees that the Administrative Agent shall not be required to determine independently whether the conditions described in Sections 5.2(a) or Section 5.2(b) have been satisfied and, when the Administrative Agent disburses funds to the Borrower or the Letter of Credit Issuer caused Letters of Credit to be issued, it may rely fully upon statements contained in the relevant requests by a Borrower Party. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Ineligible Transferees. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is an Ineligible Transferee or (y) have any liability with respect to or arising out of any assignment or participation of the Loans or disclosure of confidential information, to any Ineligible Transferee.
10.4.    Reliance on Communications. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Borrower Parties, independent accountants and other experts selected by the Administrative Agent with reasonable care). The Administrative Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 11.11(c). The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all of the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).
10.5.    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice, and the Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Loan Documents.
10.6.    Non-Reliance on Administrative Agent, Lead Arranger and Other Lenders. Each Lender expressly acknowledges that neither any Agent-Related Person nor the Lead Arranger has made any representations or warranties to it and that no act by any Agent-Related Person or the Lead Arranger hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by the Agent-Related Person or the Lead Arranger to any Lender. Each Lender represents to the Administrative Agent and the Lead Arranger that it has, independently and without reliance upon any Agent-Related Person, the Lead Arranger or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person, the Lead Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower Parties which may come into the possession of any Agent-Related Person.
10.7.    Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify, upon demand, each Agent-Related Person (to the extent not reimbursed by a Borrower Party and without limiting any obligation of the Borrower Parties to do so), ratably in accordance with the applicable Lender’s respective Lender’s Pro Rata Share, and hold harmless each Agent-Related Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against it in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by it under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction by a final and non-appealable judgment), or related to another Lender; provided, further, that no action taken in accordance with the directions of the Required Lenders or all Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.7. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Letter of Credit Issuer upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower Parties. The agreements in this Section 10.7 shall survive the termination of the Commitments, payment of all of the Obligations hereunder and under the other Loan Documents or any documents contemplated by or referred to herein or therein, as well as the resignation or replacement of the Administrative Agent.
10.8.    The Administrative Agent in its Individual Capacity. The Administrative Agent (and any successor acting as Administrative Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower Party (or any of their Subsidiaries or Affiliates) as though the Administrative Agent were not the Administrative Agent or a Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding the Borrower Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to the Loans made and Letters of Credit issued and all obligations owing to it, the Administrative Agent acting in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
10.9.    Successor Administrative Agent.
(a)    Resignation of Administrative Agent.
(i)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Borrower. Upon receipt of any such notice of resignation, the Borrower shall have the right, subject to the approval of the Required Lenders, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Borrower and shall have accepted such appointment within sixty (60) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent shall nevertheless be permitted to resign and one or more of the Required Lenders shall fulfill the obligations of the Administrative Agent hereunder until a replacement Administrative Agent has been appointed by the Borrower (with the approval of the Required Lenders) and has accepted such appointment. As used herein “Resignation Effective Date” means the earlier to occur of (A) the date on which a replacement Administrative Agent has been appointed (and has accepted such appointment) pursuant to the terms of this Section 10.9(a) and (B) the date sixty (60) days after the date the retiring Administrative Agent gives notice of its resignation.

(ii)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(iii)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Letter of Credit Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time, if any, as a successor Administrative Agent is appointed as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder in accordance with this Section 10.9 and under the other Loan Documents, the provisions of this Section 10 and Section 11.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(iv)    Any resignation by NatWest Markets PLC as Administrative Agent pursuant to this Section 10.9 shall also constitute its resignation as Letter of Credit Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer, (b) the retiring Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.
(v)    In the event that there is more than one Lender and NatWest is unable to serve as withholding agent for U.S. federal income tax purposes, NatWest agrees to tender its resignation as Administrative Agent within ten (10) Business Days upon the reasonable request of the Borrower.
10.10.    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.
10.11.    Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which the Borrower is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the equity interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Credit Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.1 of this Credit Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any equity interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

10.12.    No Other Duties. Anything herein to the contrary notwithstanding, the Lead Arranger shall have no powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents.
Section 11    MISCELLANEOUS
11.1.    Amendments. Neither this Credit Agreement (including the exhibits hereto) nor any other Loan Document to which the Borrower is a party (excluding any Fee Letter), nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by (or otherwise consented to in writing by) the Administrative Agent (based upon the approval of the Required Lenders), or the Required Lenders, on the one hand, and the Borrower on the other hand; and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent; provided that no such amendment, waiver, discharge, or termination shall, without the consent of:
(a)    each Lender affected thereby:
(i)    reduce or increase the amount or alter the term of the Commitment of such Lender (other than for Incremental Commitments pursuant to Section (a)), amend the terms of Section (a) (including the maximum amount of permitted aggregate Incremental Commitments), or accelerate the obligations of such Lender to advance its portion of any Borrowing, as contemplated in Section 2.3 or issue or participate in any Letter of Credit as contemplated by Section 2.7;
(ii)    extend the time for payment for the principal of or interest on the Obligations, or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by or fees payable on the Obligations (other than as a result of waiving the applicability of the Default Rate or pursuant to Section 4.4);
(iii)    release any Liens granted under the Collateral Documents, except as otherwise contemplated herein or therein; and
(b)    all Lenders:
(i)    amend the definition of “Net Asset Value”, “Eligible Investment”, “Commitment”, “Maximum Commitment”, “Maturity Date”, or the definition of any of the defined terms used therein;
(ii)    change the percentages specified in the definition of Required Lenders herein or any other provision hereof specifying the number or percentage of the Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;
(iii)    consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Loan Documents; or
(iv)    amend the terms of Sections 3.4(b), 3.5(b), 11.1, 11.2 or 11.3.
The Administrative Agent agrees that it will notify the Lenders of any proposed modification or amendment to any Loan Document, and deliver drafts of any such proposed modification or amendment to the Lenders, prior to the effectiveness of such proposed modification or amendment. Notwithstanding the above: no provisions of Section 10 may be amended or modified without the consent of the Administrative Agent, (B) no provision of Section 2.7 may be amended without the consent of the Letter of Credit Issuer and (C) Section 7 and Section 8 specify the requirements for waivers of the affirmative covenants and negative covenants listed therein, and any amendment to a provision of Section 7 or Section 8 shall require the consent of the Lenders or the Administrative Agent that are specified therein as required for a waiver thereof. Any Fee Letter may be amended or modified only with the consent of the parties thereto. Any amendment, waiver or consent not specifically addressed in this Section 11.1 or otherwise shall be subject to the approval of the Required Lenders.
Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein; (2) the Administrative Agent (acting with the consent of the Required Lenders) may consent to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding; and (3) the Administrative Agent may, in its sole discretion, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by the Borrower, if such modification, waiver, or consent is of an administrative nature or is to correct any ambiguity, defect, error or inconsistency.
11.2.    Sharing of Offsets. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 4 or Section 11.5) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of obligations owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii)    the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries (as to which the provisions of this paragraph shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
11.3.    Sharing of Collateral. To the extent permitted by Applicable Law, each Lender and the Administrative Agent, in its capacity as a Lender, agrees that if it shall, through the receipt of any proceeds from the exercise of any remedies under any Collateral Documents, receive or be entitled to receive payment of a portion of the aggregate amount of principal, interest and fees due to it under this Credit Agreement which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender under this Credit Agreement than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any Obligations to such Lender under this Credit Agreement, then such Lender or the Administrative Agent, in its capacity as a Lender, as the case may be, shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s Commitment (determined as of the date thereof and regardless of any change in any Lender’s Commitment caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder). Each Lender hereby authorizes and directs the Administrative Agent to coordinate and implement the sharing of collateral contemplated by this Section 11.3 prior to the distribution of proceeds from the exercise of remedies under the Collateral Documents prior to making any distributions of such proceeds to each Lender or the Administrative Agent, in their respective capacity as the Lenders.
11.4.    Waiver. No failure to exercise, and no delay in exercising, on the part of the Administrative Agent or the Lenders, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by Applicable Law. No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. Subject to the terms of this Credit Agreement (including, without limitation, Section 11.1), the Administrative Agent acting on behalf of all Lenders, and the Borrower may from time to time enter into agreements amending or changing any provision of this Credit Agreement or the rights of the Lenders or the Borrower hereunder, or may grant waivers or consents to a departure from the due performance of the obligations of the Borrower hereunder, any such agreement, waiver or consent made with such written consent of the Administrative Agent being effective to bind all the Lenders, except as provided in Section 11.1. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.
11.5.    Payment of Expenses; Indemnity.
(a)    Cost and Expenses. The Borrower shall pay promptly and in all events within thirty (30) days after the receipt of written notice from the Administrative Agent (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including expenses of counsel), in connection with the preparation, negotiation, execution, delivery, syndication and administration of this Credit Agreement and the other Loan Documents and any amendments, modifications, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all documented out-of-pocket expenses incurred by the Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or demand for payment thereunder and (ii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Letter of Credit Issuer or any Lender (including expenses of counsel) in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section 11.5, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Lead Arranger, each Lender and the Letter of Credit Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel for all Indemnitees, taken as a whole, and one local counsel for all Indemnitees, taken as a whole, in each relevant jurisdiction, if required, and solely in the case of a conflict of interest, one additional counsel for each group of similarly situated affected Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Credit Facility), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary thereof, or any Environmental Claim related in any way to the Borrower or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Credit Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys (subject to the limitations above) and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Indemnitee or (y) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from a material breach of such Indemnitee’s or its Related Indemnitee’s obligations hereunder or under any other Loan Document. This Section 11.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.
(c)    Reimbursement by the Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.5(a) or Section 11.5(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Letter of Credit Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Letter of Credit Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate outstanding principal amount of the Loans at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Letter of Credit Issuer in its capacity as such or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Letter of Credit Issuer in connection with such capacity.
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each party hereto shall not assert, and hereby waives, any claim against each other party hereto and their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that the foregoing limitation shall not apply to the indemnification obligations of the Borrower with respect to third party claims against Indemnitees under clause (b) above. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section 11.5 shall be payable promptly after demand therefor.
(f)    Survival. Each party’s obligations under this Section 11.5 shall survive the termination of the Loan Documents and payment of the Obligations hereunder.
11.6.    Notice.
(a)    Notices Generally. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (i) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or fax numbers specified below; (ii) if by mail, on the day which it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; (iii) if by FedEx or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; (iv) if by telephone, on the day and at the time communication with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below; or (v) if by email, as provided in Section 11.6(b).
If to the Borrower:

At the address specified with respect thereto on Schedule I.

If to NatWest as Administrative Agent or Letter of Credit Issuer:

NatWest Markets Plc
250 Bishopsgate
London, EC2M 4AA
Attention: [***]
Phone: [***]
Email: [***]
Back-Up: [***]
Phone: [***]
Email:[***]
With a copy, which shall constitute notice, to:

NatWest Markets Plc
Lending Operations Team
250 Bishopsgate
London, EC2M 4AA
Phone: [***]
Fax: [***]
Email:[***]
If to any Lender:

At the address and numbers set forth below the signature of such Lender on the signature page hereof or on the Assignment and Assumption of such Lender.
Any party hereto may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 11.6. With respect to any notice received by the Administrative Agent from the Borrower not otherwise addressed herein, the Administrative Agent shall notify the Lenders promptly of the receipt of such notice, and shall provide copies thereof to the Lenders.
(b)    Electronic Communication. Notices and other communications to the Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Letter of Credit Issuer pursuant to Section 2 if such Lender or Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving such notices by electronic communication. The Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
11.7.    Governing Law; Jurisdiction; Etc. This Credit Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Credit Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York, without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.
(a)    Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Credit Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and the Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Credit Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(b)    Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. The Borrower hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Service of Process. The Borrower irrevocably consents to service of process in the manner provided for notices in Section 11.6. Nothing in this Credit Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
11.8.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE

BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.9.    Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.
11.10.    Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.
11.11.    Successors and Assigns; Participations.
(a)    Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (and any other attempted assignment or transfer by any party hereto shall be null and void): (i) to an assignee in accordance with the provisions of Section 11.11(b), (ii) by way of participation in accordance with the provisions of Section 11.11(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.11(f) and (iv) by way of a grant of a declaration of trust in favour of any funding vehicle of such Lender (a “Beneficiary”); provided that, with respect to this clause (iv), in each case (1) such Lender’s obligations under this Credit Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender (or its attorney in fact) in connection with such Lender’s rights and obligations under this Credit Agreement. Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.11(d), Beneficiaries to the extent provided in this Section 11.1(a) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, in each case, any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to such assigning Lender or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and
(B)    in any case not described in Section 11.11(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding hereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such “Trade Date”) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent twenty (20) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) and the Administrative Agent has confirmed receipt thereof by the Borrower, unless such consent is expressly refused by the Borrower in a written notice to the Administrative Agent received prior to such twentieth (20th) Business Day.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.11(b)(i)(B) and, in addition:
(A)    the consent of the Borrower shall be required (such consent not to be unreasonably withheld or delayed) unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment or an Affiliate of such Lender; and
(C)    the consent of the Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire if requested by the Administrative Agent.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or the Borrower’s Subsidiaries or Affiliates, (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to any Person that is not an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, or (D) prior to any exercise of remedies pursuant to Section 9.2, any Ineligible Transferee.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Letter of Credit Issuer and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full share of all Loans and participations in Letters of Credit in accordance with its

Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.
(vii)    Consequences of Assignment. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.11(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4 and Section 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this Section 11.11(b) shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.11(d).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in London, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, or the Administrative Agent, sell participations to any Person (other than any Ineligible Transferee) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.5(c) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 11.1 that directly affects such Participant and could not be affected by a vote of the Required Lenders. The Borrower agrees that each Participant shall be entitled to the benefits of Section 4 (subject to the requirements and limitations therein, including the requirements of Section 4.1(g) (it being understood that the documentation required under Section 4.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.11(b); provided that such Participant (A) agrees to be subject to the provisions of Section 4.9 as if it were an Assignee under Section 11.11(b) and (B) shall not be entitled to receive any greater payment under Sections 4.1 and 4.5, with respect to such participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.9(b) with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 9.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 11.2 and 11.15 as though it were a Lender.
(e)    Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in its Obligations) to any Person except to the extent that such disclosure is necessary to establish that such Obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Disclosure of Information. Any Lender may furnish any information concerning the Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 11.15.
11.12.    All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Credit Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations (other than contingent obligations not then due and payable) remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.
11.13.    Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.
11.14.    Survival. All representations and warranties made by the Borrower herein shall survive delivery of the Notes and the making of the Loans and the issuance of the Letters of Credit.
11.15.    Availability of Records; Confidentiality. The Administrative Agent and each Lender hereby agrees that all information of every nature or description provided by or on behalf of the Borrower to the Administrative Agent or the Lenders in connection with the Loan Documents hereunder and thereunder which is not available to the general public is confidential; provided, (a) it is acknowledged and agreed that the Administrative Agent may provide such information to the Lenders, and that the Administrative Agent and each Lender may provide to any Affiliate of a Lender or Participant or Assignee or proposed Participant or Assignee (other than any Ineligible Transferee), and each of their respective officers, directors, service providers, employees, advisors, auditors, counsel, rating agencies and agents, provided such recipient agrees to maintain the confidentiality of such information in accordance with the terms hereof (including originals or copies of this Credit Agreement and other

Loan Documents) (and the disclosing Administrative Agent or Lender shall be responsible for the compliance with this Section by its recipients); (b) anything herein to the contrary notwithstanding, the provisions of this Section 11.15 shall not preclude or restrict any such party from disclosing any such information: (i) to their respective accountants, lawyers or other professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) (and the disclosing Administrative Agent or Lender shall be responsible for the compliance with this Section by its recipients); (ii) with the prior written consent of the Borrower; (iii) upon the request or order of or pursuant to the rules and regulations of any Governmental Authority or regulatory or quasi-regulatory authority having jurisdiction over such party or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iv) in connection with any audit by an independent public accountant of such party, provided such auditor thereto agrees to be bound by the provisions of this Section 11.15; (v) to examiners or auditors of any applicable Governmental Authority which examines such party’s books and records while conducting such examination or audit; (vi) as otherwise specifically required by Applicable Law; provided that solely to the extent practicable and permitted by Applicable Law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such required disclosure in connection with any legal or regulatory proceeding; (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (viii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility; (ix) to any pledgee or assignee or proposed pledgee or assignee or Beneficiary or proposed Beneficiary (and, to the extent that such actual or proposed Beneficiary is a funding vehicle of a Lender, the investors or potential investors in (and the administrative agents, trustees and advisors appointed in connection with) the funding arrangement to which such funding vehicle is a party) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) or (x) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower who did not acquire such information as a result of a breach of this Section. Notwithstanding the foregoing, the parties hereto (and each of their respective employees, representatives, or other agents) may disclose to any and all other persons, without limitation of any kind, the U.S. federal, state, and local tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure.
11.16.    Customer Identification Notice. Each Lender and the Administrative Agent hereby notifies the Borrower that U.S. law requires each Lender subject to U.S. law and the Administrative Agent to obtain, verify and record information that identifies the Borrower (and in certain circumstances the beneficial owners thereof), which information includes the name and address of the Borrower (and beneficial owner) and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower (and beneficial owner).
11.17.    Multiple Counterparts. This Credit Agreement may be executed in any number of counterparts (including by facsimile, electronic mail (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (other than any DocuSign electronic signature)) or in portable document format), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Credit Agreement.
11.18.    Term of Agreement. This Credit Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent obligations not then due) arising hereunder or under any other Loan Document shall have been paid and satisfied in full, all Letters of Credit have been terminated or have expired and all Commitments have been terminated. No termination of this Credit Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Credit Agreement which survives such termination. For the avoidance of doubt, this Credit Agreement shall remain in full force and effect after the Maturity Date if any Letters of Credit remain outstanding, even if Cash Collateralized in an amount not less than the Minimum Collateral Amount.
11.19.    Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Credit Agreement and any other Loan Document, the terms of this Credit Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on the Borrower or further restricts the rights of the Borrower or any of its Affiliates or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Credit Agreement and shall be given full force and effect.
11.20.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
11.21.    No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent, the Lead Arranger and the Lenders are arm’s-length commercial transactions between the Borrower, on the one hand, and the Administrative Agent, the Lead Arranger and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Lead Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower and (B) none of the Administrative Agent, the Lead Arranger nor any Lender has any obligation to the Borrower with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arranger, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, and none of the Administrative Agent, the Lead Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.22.    Erroneous Payment. (a) If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.22 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received). A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender, agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Credit Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.22(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 11.22(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.22(a) or on whether or not an Erroneous Payment has been made.
(c)    Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)    The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 11.22 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of a payment on the Obligations.
(e)    To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
Each party’s obligations, agreements and waivers under this Section 11.22 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
11.23.    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be excluded as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.2 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer; third, to Cash Collateralize in an amount not less than the Minimum Collateral Amount the Fronting Exposure of the Letter of Credit Issuer with respect to such Defaulting Lender in accordance with Section 4.10; fourth, as the Borrower may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Credit Agreement and (B) Cash Collateralize in an amount not less than the Minimum Collateral Amount the Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 4.10; sixth, to the payment of any amounts owing to the Lenders or the Letter of Credit Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Letter of Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Cash Sweep Event, Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Letter of Credit Liability are held by the Lenders pro rata in accordance with their Commitments without giving effect to Section 11.23(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 11.23(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    Each Defaulting Lender shall be entitled to receive interest and Letter of Credit fees for any period during which such Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Loans funded by it, and (2) its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.10.
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit fees pursuant to Section 2.9(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.10.
(C)    With respect to any Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in the Letter of Credit Liability that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in the Letter of Credit Liability shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Principal Obligations of any Non-Defaulting Lender to

exceed such Non-Defaulting Lender’s Commitment. Subject to Section 11.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral. If the reallocation described in Section 11.23(a)(iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize in an amount not less than the Minimum Collateral Amount the Letter of Credit Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 4.10.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their Commitments (without giving effect to Section 12.12(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written

BORROWER:

ACI PORTFOLIO AGGREGATOR SPV LLC,
as Borrower

By:	/s/ Noah Ehrenpreis
Name:	Noah Ehrenpreis
Title:	Vice President and Assistant Secretary

ADMINISTRATIVE AGENT AND LENDERS:

NATWEST MARKETS PLC,
as Administrative Agent, Letter of Credit Issuer and a Lender

By:	/s/ Arjun Singh Bains
Name:	Arjun Singh Bains
Title:	Vice President